Exhibit 10.2

ROCKY MOUNTAIN UNIT OPERATING AGREEMENT

FORM 2 — DIVIDED INTEREST

1994

[Note:  This document is based upon the copyrighted Rocky Mountain Mineral Law Foundation form with the identical title shown above and available for purchase from the Foundation.]

UNIT OPERATING AGREEMENT

SPYGLASS HILL (CBNG)

UNIT AREA

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS			1

1.1	Definitions		1

ARTICLE 2 EXHIBITS			5

2.1	Exhibits		5

ARTICLE 3 PILOT WELLS			6

3.1	Location		6
3.2	Costs of Drilling		6

ARTICLE 4 SUBSEQUENT TEST WELLS			6

4.1	Right to Drill		6

ARTICLE 5 ESTABLISHMENT, REVISION, AND CONSOLIDATION OF PARTICIPATING AREAS			6

5.1	Proposal		6
5.2	Notice of Approval or Disapproval		6
5.3	Consolidation		6

ARTICLE 6 APPORTIONMENT OF COSTS, AND OWNERSHIP AND DISPOSITION OF PRODUCTION AND PROPERTY			6

6.1	Apportionment and Ownership Within Participating Area		6
	A.	Costs	7
	B.	Production	7
	C.	Property	7
6.2	Ownership and Costs Outside Participating Area or Unit Area		7
	A.	When All Drilling Block Parties Participate	7
	B.	When Less Than All Drilling Block Parties Participate	7
	C.	Upon Termination of the Unit Agreement or Elimination of Any Lands from the Unit Area	7
6.3	Cost Liability of Subsequently Created Interests		8
6.4	Taking in Kind		8
6.5	Failure to Take in Kind		8
	A.	Disposition of Oil	8
	B.	Disposition of Gas	9
6.6	Gas Marketing Arrangements		9
6.7	Surplus Materials and Equipment		9
	A.	Items Divisible In Kind	9
	B.	Items Not Divisible In Kind	10
	C.	Other Items	10
6.8	Lease Burdens		10

i

ARTICLE 7 REVIEW OF OPERATIONS			10

7.1	Submittal of Review		10
7.2	Annual Report		10
7.3	[Intentionally Omitted]		10
7.4	[Intentionally Omitted]		10
7.5	[Intentionally Omitted]		10
7.6	[Intentionally Omitted]		10
7.7	[Intentionally Omitted]		10
7.8	[Intentionally Omitted]		11

ARTICLE 8 DEVELOPMENT WELLS			11

8.1	Development Well Procedure		11
8.2	Drilling of Development Wells		11
	A.	Approval Required	11
	B.	Notice of Proposed Drilling	11
	C.	Response to Notice	11
	D.	[Intentionally Omitted]	12
	E.	[Intentionally Omitted]	12
	F.	[Intentionally Omitted]	12
	G.	[Intentionally Omitted]	12
8.3	[Intentionally Omitted]		12

ARTICLE 9 EXPLORATORY WELLS			12

9.1	Exploratory Well Procedure		12
9.2	Drilling of Exploratory Wells		12
	A.	Notice of Proposed Drilling; Designation of Drilling Block	12
	B.	Basis of Participation	13
	C.	Exclusion of Wells and Associated Acreage From Designated Drilling Block	14
	D.	Response to Notice	14
	E.	Notice of Election to Proceed	15
	F.	[Intentionally Omitted]	15
	G.	Effect of Election	15
	H.	Rights and Obligations of Drilling Party and Non-Drilling Party	15
9.3	[Intentionally Omitted]		15

ARTICLE 10 REQUIRED WELLS			16

10.1	Definition		16
10.2	Election to Drill		16
10.3	Alternatives to Drilling		16
	A.	Compensatory Royalties	16
	B.	Contraction or Surrender	16
	C.	Termination	16
10.4	Required Drilling		16
	A.	Development Well	17
	B.	Exploratory Well	17

ARTICLE 11 DEEPENING, PLUGGING BACK, AND ABANDONMENT			17

11.1	Attempted Deepening or Plugging Back of a Well not Completed as a Producer or De-Watering Well in its Objective Formation		17
	A.	Notice by Unit Operator	17
	B.	Right to Initiate Proposal	17
	C.	Right to Participate	17
	D.	Time and Manner of Initiating Proposal	17
	E.	Election	18
	F.	Effect of Election	18
	G.	Rights and Obligations of Participating Party and Non-Participating Party	18
11.2	Deepening or Plugging Back to Participating Area		18
11.3	Priority of Operation		18
11.4	[Intentionally Omitted]		19
11.5	Abandonment of a Producing or De-Watering Well Completed in a Participating Area		19
11.6	Abandonment of a Producing or De-Watering Well Not Completed in a Participating Area		19
	A.	Consent Required	19
	B.	Abandonment Procedure	19
	C.	Rights and Obligations of Non-Abandoning Party	19
	D.	Option to Repurchase Materials	20
11.7	Deepening or Plugging Back Abandoned Producing or De-Watering Wells		20

ARTICLE 12 RIGHTS AND OBLIGATIONS OF DRILLING PARTY AND NON-DRILLING PARTY			20

12.1	Use of Terms		20
12.2	Scope of Article		20
12.3	Relinquishment of Interest by Non-Drilling Party		20
12.4	Rights and Obligations of Drilling Party		21
12.5	[Intentionally Omitted]		21
12.6	[Intentionally Omitted]		21
12.7	[Intentionally Omitted]		21
12.8	Stand-By Rig Time		21
12.9	Subsequently Created Interests		22

ARTICLE 13 ADJUSTMENT ON ESTABLISHMENT OR CHANGE OF PARTICIPATING AREA			22

13.1	Definitions		22
13.2	When Adjustment Made		23
13.3	Method of Adjustment on Establishment or Enlargement of a Participating Area		23
13.4	Method of Adjustment on Contraction of a Participating Area		24
13.5	Ownership of Wells and Tangible Property		25
13.6	[Intentionally Omitted]		25
13.7	Election to be Carried on an Adjustment Charge		25

ARTICLE 14 SUPERVISION OF OPERATIONS BY PARTIES			26

14.1	Right of Supervision		26
14.2	Voting Control		26

14.3	Meetings		26
14.4	Action Without Meeting		27
14.5	Representatives		27
14.6	Audits		27
14.7	Extraneous Projects		27
14.8	Treatment of Carried Interests		27
14.9	Failure to Instruct		27

ARTICLE 15 UNIT OPERATOR’S POWERS AND RIGHTS			27

15.1	General Powers and Rights of Unit Operator		27
15.2	Employees		28
15.3	Non-Liability		28
15.4	Advances		28
15.5	Preunitization Costs		28
15.6	Use of Unit Operator’s Drilling Equipment		28
15.7	Rights as Party		28
15.8	Affiliates and Related Persons		29
15.9	Interpretation of Regulations		29

ARTICLE 16 UNIT OPERATOR’S DUTIES			29

16.1	Specific Duties		29
	A.	Conduct	29
	B.	Drilling of Wells	29
	C.	Compliance with Laws and Agreements	29
	D.	Consultation with Parties	30
	E.	Payment of Costs	30
	F.	Records	30
	G.	Information	30
	H.	Access to Unit Area	30
	I.	Scheduling and Delivery of Gas Production Taken In Kind	30
	J.	Notice of First Gas Sale From Each Well	31
	K.	Governmental Reports	31
16.2	Insurance		31
	A.	Unit Operator	31
	B.	Contractors	31
	C.	Automotive Equipment	31
16.3	Regulatory Compliance		31
16.4	Drilling Contracts		31
16.5	Uninsured Losses		32

ARTICLE 17 LIMITATIONS ON UNIT OPERATOR			32

17.1	Specific Limitations on Unit Operator		32
	A.	Change in Operations	32
	B.	Limit on Expenditures	32
	C.	Partial Relinquishment	32
	D.	Settlement of Claims	32
	E.	Determinations	32
17.2	Resignation or Removal and Selection of a Successor Unit Operator		33

	A.	Resignation	33
	B.	Removal	33
	C.	Selection of Successor	33
	D.	Effect of Bankruptcy	33
	E.	Appointment of Common Agent	34

ARTICLE 18 TITLES			34

18.1	Representation of Ownership		34
18.2	Title Papers to be Furnished		34
	A.	Lease Papers	34
	B.	Title Papers for Pilot Wells	34
	C.	Title Papers for Subsequent Wells	35
	D.	Title Papers on Establishment or Enlargement of a Participating Area	35
18.3	Title Examination		35
18.4	Option for Additional Title Examination		35
18.5	Approval of Titles Prior to Drilling		36
18.6	Failure of Title to Committed Working Interest Before Approval		36
18.7	Failure of Title to Committed Working Interest After Approval		36
18.8	Joinder by True Owner		36
18.9	Title Challenge		37

ARTICLE 19 UNLEASED INTERESTS			37

19.1	Treated as Leased		37
19.2	Execution of Lease		37

ARTICLE 20 RENTALS			37

20.1	Rentals		37
20.2	Loss of Committed Working Interest		37

ARTICLE 21 TAXES			37

21.1	Payment		37
21.2	Apportionment		38
21.3	Transfer of Interests		38
21.4	Notices and Returns		38
21.5	Election		38

ARTICLE 22 WITHDRAWAL OF TRACTS AND UNCOMMITTED INTERESTS			39

22.1	Right of Withdrawal		39
22.2	Non-Withdrawal		39

ARTICLE 23 COMPENSATORY ROYALTIES			39

23.1	Notice		39
23.2	Demand for Failure to Drill a Development Well		39
23.3	Demand for Failure to Drill a Well Other Than a Development Well		39

v

ARTICLE 24 SEPARATE MEASUREMENT AND SALVAGE			39

24.1	Separate Measurement		39
24.2	Salvaged Materials		40

ARTICLE 25 ENHANCED RECOVERY AND PRESSURE MAINTENANCE			40

25.1	Approval Required		40
25.2	Above-Ground Facilities		40

ARTICLE 26 TRANSFERS OF INTEREST			40

26.1	Sale by Unit Operator		40
26.2	Assumption of Obligations		40
26.3	Effective Date of Transfer		41
26.4	Division of Interests		41

ARTICLE 27 RELEASE FROM OBLIGATIONS AND SURRENDER			41

27.1	Surrender or Release Within Participating Area		41
27.2	Procedure on Surrender or Release Outside Participating Area		41
27.3	Accrued Obligations		42

ARTICLE 28 LIABILITY, LIENS, AND REMEDIES			42

28.1	Liability		42
28.2	Relationship of Parties		42
28.3	Liens and Security Interests		42
	A.	Recording Supplement	43
	B.	Priority of Lien and Security Interest	43
	C.	Remedies	43
	D.	Collection or Offsetting of Production Proceeds	43
	E.	Make-Up of Defaulting Party’s Share	44
	F.	Waiver of Rights	44
	G.	Statutory Liens	45
28.4	Defaults and Remedies		45
	A.	Suspension of Rights	45
	B.	Suit for Damages	45
	C.	Deemed Non Consent	46
	D.	Cumulative Rights	46
	E.	Costs and Attorneys’ Fees	46

ARTICLE 29 ANADARKO LANDS PROVISIONS			46

29.1	Anadarko E&P Company LP Lands Provision		46
	A.	No Entry Without Consent	47
	B.	Title Information	47

ARTICLE 30 DISPOSAL WELLS AND RELATED FACILITIES			47

30.1	General Matters		47

30.2	Proposal and Drilling of Disposal Wells		48
	A.	Drilling of Disposal Wells Concurrently with Exploratory Wells	48
	B.	Drilling of Disposal Wells within a Participating Area	48
	C.	Drilling of Independent Disposal Wells	48
30.3	Establishment and Revision of Disposal Areas		49
	A.	Disposal Areas	49
	B.	Initial Disposal Areas	49
	C.	New or Revised Disposal Areas	49
	D.	Disposal Area Proposal — Notice and Response	50
	E.	Consolidated Disposal Areas	50
30.4	Ownership and Accounting for Disposal Areas; Adjustments		51
	A.	Prior to Establishment or Revision of Disposal Area	51
	B.	After Establishment or Revision of Disposal Area	51
	C.	Adjustment of Costs and Interests	51
	D.	Adjustment for Certain Consolidated Disposal Areas	51
	E.	Disposition and Settlement upon Termination	52

ARTICLE 31 MULTIPLE WELL PROPOSALS			52

31.1	Multiple Well Proposals		52
31.2	Proposal of Additional Wells; Limitations		53
31.3	Exceeding Limitations		53

ARTICLE 32 GENERAL AND OTHER PROVISIONS			54

32.1	Stranded Well Costs		54
32.2	Payment of Taxes Relating to Production Taken in Kind		54
32.3	Failure to Take in Kind		54
32.4	Operation of Wells After Elimination		54
32.5	Confidentiality		54
32.6	Preferential Right to Purchase		55
32.7	Notices		55
32.8	Counterparts		56
32.9	Ratification		56
32.10	Effect of Signature		56
32.11	Successors and Assigns		56
32.12	Headings		56
32.13	References		56
32.14	Right of Appeal Not Waived		56
32.15	Subsequent Joinder		56
32.16	Force Majeure		57
32.17	Conflicts		57
32.18	Entire Agreement, Amendments		57
32.19	Severability and Partial Invalidity		57
32.20	Governing Law		57
32.21	Effective Date and Term		57

EXHIBITS

Exhibit 1	Accounting Procedure
Exhibit 2	Pilot Wells

Exhibit 3	Insurance
Exhibit 4	Regulatory Compliance
Exhibit 5	Form Oil and Gas Lease
Exhibit 6	Gas Balancing Agreement
~~Exhibit 7~~	~~Tax Partnership Provisions~~
Exhibit 8	Recording Supplement
Exhibit 9	Dual Completion and Commingled Completion Provisions
Exhibit 10	Initial Disposal Areas
Exhibit 11	Calculation Worksheet for Consolidated Disposal Area

UNIT OPERATING AGREEMENT

SPYGLASS HILL (CBNG)

UNIT AREA

This UNIT OPERATING AGREEMENT (the “Agreement”), dated as of the 26 day of February, 2011, is entered into by and among the parties that execute or ratify this Agreement or a counterpart hereof (individually a “Party”, and collectively, the “Parties”).

WITNESSETH:

WHEREAS, the Parties have entered into that certain Coalbed Natural Gas (CBNG) Unit Agreement for the Development and Operation of the Spyglass Hill (CBNG) Unit Area, County of Carbon, State of Wyoming (the “Unit Agreement”), dated as of the 26 day of February, 2011, establishing the Spyglass Hill Unit (the “Unit”) and covering the lands and depths described in Exhibit B attached thereto (such lands, as limited to such depths, being the “Unit Area”); and

WHEREAS, the Parties enter into this Agreement pursuant to Section 7 of the Unit Agreement.

NOW, THEREFORE, in consideration of the covenants herein contained, it is agreed as follows:

ARTICLE 1
DEFINITIONS

1.1          Definitions. The definitions contained or used in the Unit Agreement are adopted for all purposes and incorporated in this Agreement. In addition, whenever used in this Agreement, the terms “Agreement,” “Unit,” “Unit Agreement,” and “Unit Area” shall have the meanings set forth above, and the following terms shall have the following meanings:

“Acreage Basis,” when used to describe the basis of participation by the Parties within the Unit Area, a Participating Area, or other area designated pursuant to this Agreement in voting, consenting to operations, or sharing in Costs or Production, means participation by each Party in the proportion that the acreage of its Committed Working Interests in the area bears to the total acreage of the Committed Working Interests of all Parties therein. For the purposes of this definition: (a) the acreage of the Committed Working Interest in a tract within the Unit Area shall be the acreage of the tract as set forth in Exhibit B to the Unit Agreement; (b) if there are two or more undivided Committed Working Interests in a tract, there shall be apportioned to each Committed Working Interest that portion of the acreage of the tract that the Committed Working Interest bears to the entire Committed Working Interest in the tract, and (c) when ownership is divided as to formation, strata or horizon, any vote as to a particular formation, strata or horizon shall be determined by ownership within that particular formation, strata or horizon.

“AFE” is an abbreviation of and an acronym for “Authority for Expenditure” and/or “Authorization for Expenditure”, and all such terms mean a document or written information prepared by the Unit Operator or another Party proposing an operation to be conducted that: (1) contains information concerning the estimated Costs and other expenses that will or may be incurred in connection with an operation to be conducted on or within the Unit Area; (2) provides information concerning the location, kind, type, scope and other parameters of the operation; (3) serves as a good faith, reasonable estimate of the Costs of an operation, and (4) will not and shall not serve as a limitation, ceiling or maximum amount Unit Operator is authorized to spend or incur in such operation. All Parties shall be responsible for their proportionate shares of the actual Costs of any such operation, even if the same exceed the amount set forth in the AFE.

“Annual Required Wells” means those twenty-five (25) wells required to be drilled each year pursuant to Section 9(b) of the Unit Agreement.

“Approval of the Parties” or “Direction of the Parties” means an approval, authorization or direction which receives the affirmative vote of the Parties entitled to vote on the giving of the Approval or Direction specified in Section 14.2.

“Authorized Officer” means the person responsible for the administration of the applicable Federal Regulations.

“Commingled Completion” means a Completion of a well in such a manner that unitized substances from two or more separate sources are produced from the well without segregation.

“Committed Working Interest” means a working interest in a tract of land which is shown on Exhibit B to the Unit Agreement as owned by a Party and which is committed to the Unit Agreement.

“Complete” means to perform all operations, commencing with the running and setting of the production pipe, reasonably necessary and incident to the production of unitized substances and/or de-watering from a well and equipping the well through the wellhead connections.

“Costs” means all costs and expenses incurred in the development and operation of the Unit Area pursuant to this Agreement or the Unit Agreement (or pursuant to any prior unit agreement or unit operating agreement covering a portion of the Unit Area), and all other expenses that are chargeable as costs in accordance with the Accounting Procedure attached hereto as Exhibit 1, except those costs and expenses considered as Disposal Costs.

“Deepen” means to perform all operations reasonably necessary and incident to Drilling a well below its original projected depth, including testing and logging, but excluding Completing and Equipping operations.

“Development Well” means a well Drilled within a Participating Area or an existing Drilling Block and projected to depths or formations for which the Participating Area or Drilling Block was established.

“Disposal Area” means an area within the Unit Area established or revised pursuant to Section 30.3 of this Agreement for the sharing of one or more common Disposal Wells and related Disposal Facilities, including a Consolidated Disposal Area established or revised pursuant to Section 30.3(E).

“Disposal Costs” means all costs and expenses incurred in drilling a Disposal Well and constructing or installing Disposal Facilities to support de-watering operations in the Unit Area pursuant to this Agreement (or pursuant to any prior unit agreement or unit operating agreement covering a portion of the Unit Area).

“Disposal Facilities” means water disposal pipelines, water pumping stations, surface discharge facilities or areas, and any other related equipment and facilities constructed or installed for the purpose of disposing of water produced from coalbed natural gas wells located within the Unit Area, including any such facilities existing on the effective date of this Agreement.

“Disposal Well” means a well drilled and operated for the purpose of disposing of water produced from coalbed natural gas wells located within the Unit Area, including any such wells existing on the effective date of this Agreement.

“Drill” means to perform all operations reasonably necessary and incident to the drilling of any well to its projected depth, including NEPA documentation and environmental costs (which shall include those reasonable costs incurred which are attributable to NEPA compliance or an environmental assessment within the Unit Area), preparation of roads and drill sites, testing, logging, and (if productive or capable of producing unitized substances or if such well is to be used for de-watering operations) Completing and Equipping the well, or plugging and abandoning (including reclamation of the surface) the well if dry; provided, however, that nothing herein shall require Unit Operator to immediately attempt to Complete any well drilled hereunder.

“Drilling Block” means the acreage established for an Exploratory Well or Wells, as provided in Section 9.2 or otherwise established for a Deepening or Plugging Back of a well as provided in Subdivision C of Section 11.1.

“Drilling Party” and “Participating Party” mean the Party or Parties obligated to bear Costs incurred in the Drilling, Deepening or Plugging Back of a well at the commencement of the operation.

“Dual Completion” means a Completion of a well in such a manner that multiple Completions within two or more separate sources of unitized substances are separately produced from the well through separate strings, liners, or pipe and separately measured at the surface.

“Equip” means to perform all operations reasonably necessary and incident to: (a) the equipping of a well for production or de-watering beyond the wellhead connections, including without limitation, the installation of heater treaters, flowlines, pump units (both surface and downhole), electrification, tanks and motors, the installation of water disposal pipelines to connect the well to the nearest available Disposal Facilities with capacity to receive and dispose of water produced from the well, and the installation of gas gathering pipelines and facilities to receive and transport gas produced from the well to the inlet of the applicable compressor; (b) the drilling and equipping of any monitoring or similar well that may be requested or required by the Authorized Officer, and (c) the installation of other equipment necessary for the proper operation of the above-described wells. The term “Equip” shall not include the construction or installation of gas compression equipment, gas transportation pipelines to transport gas downstream from the applicable compressor, or gas plants or other facilities which process Production into products or otherwise significantly alter its makeup.

“Exploratory Well” means a well other than a Development Well Drilled outside the boundary of an existing Participating Area or Drilling Block after the Drilling of the Pilot Wells and the discovery of unitized substances in Paying Quantities in the Unit Area.

“Lease Burdens” means the royalty reserved to the lessor in an oil and gas lease, an overriding royalty, a production payment, and any similar burden on such lease, but does not include a carried working interest, a net profits interest, or any other interest which is payable out of profits.

“Non-Drilling Party” and “Non-Participating Party” mean the Party or Parties that had the optional right to participate in the Drilling, Deepening, or Plugging Back of a well and that elected not to participate therein.

“Party” means a party to this Agreement, including the Party acting as Unit Operator when acting as an owner of a Committed Working Interest. Whenever reference is made to a Party “in” or “within” the Unit Area, a Participating Area, or other area designated pursuant to this Agreement, the reference shall mean a Party owning a Committed Working Interest in a tract of land within the relevant area. If two or more Parties are affiliated through a common parent entity or other substantially similar ownership, the several Parties shall jointly appoint one of them as the designated Party for the giving and receiving of notices, the making of elections, the exercise of voting power, and similar purposes under this Agreement.

“Participating Area” means an area established pursuant to Section 10 of the Unit Agreement for the apportionment of Costs, the allocation of Production and the ownership of property within the Unit Area under certain circumstances.

“Paying Quantities” means the quantities of unitized substances sufficient to satisfy the Productivity Requirements in Section 10 of the Unit Agreement.

“Pilot Wells” means those initial wells required to be drilled within the Unit Area pursuant to Article 9(a) of the Unit Agreement, such wells to be proposed and Drilled by the Parties pursuant to Article 3 and the provisions of Exhibit 2.

“Preunitization Expense” means those expenses incurred by Operator to determine, evaluate and confirm unit ownership, draft, prepare and negotiate all agreements relative to the Unit and obtain final approval to the Unit Agreement.

“Production” means all unitized substances produced and saved from the Unit Area, except so much thereof as is used in the conduct of operations under the Unit Agreement and this Agreement.

“Plug Back” means to perform all operations reasonably necessary and incident to plugging back a well to a shallower depth, including testing and logging, but excluding Completion operations.

“Required Well” means a well required to be Drilled by a final order of the Authorized Officer, as discussed in Article 10, but shall not include an Annual Required Well as defined above.

“Salvage Value” means the value of the materials and equipment in or appurtenant to a well, determined in accordance with Exhibit 1, less the reasonably estimated Costs of salvaging the same and plugging and abandoning (including reclamation of the surface) the well.

“Sub-Area” means a portion of the Unit Area depicted in Exhibit A-1 to the Unit Agreement.

“Subsequent Test Well” means a test well Drilled after the Drilling of the Pilot Wells and before discovery of unitized substances in Paying Quantities in the Unit Area.

“Subsequently Created Interest” means an overriding royalty, production payment, net profits or carried interest, or any other interest created out of a Party’s Committed Working Interest subsequent to the date of this Agreement.

“Unit Operator” means Anadarko E&P Company LP and its successors, as the Unit Operator designated in accordance with the Unit Agreement, acting in that capacity and not as an owner of a Committed Working Interest.

Any and all other terms defined elsewhere herein shall have the meanings so given them. Whenever the content requires, the gender of all defined terms and words used in this Agreement shall include the masculine, feminine and neuter gender.

ARTICLE 2
EXHIBITS

2.1          Exhibits. The following Exhibits are incorporated herein by reference:

☒	Exhibit 1.	Accounting Procedure.

☒	Exhibit 2.	Pilot Wells.

☒	Exhibit 3.	Insurance.

☒	Exhibit 4.	Regulatory Compliance.

☒	Exhibit 5.	Form Oil and Gas Lease.

☒	Exhibit 6.	Gas Balancing Agreement.

~~_____~~	~~Exhibit 7.~~	~~Tax Partnership Provisions.~~

☒	Exhibit 8.	Recording Supplement.

☒	Exhibit 9.	Dual Completion and Commingled Completion Provisions

☒	Other Exhibits:

	Exhibit 10.	Initial Disposal Areas.

Exhibit 11.	Calculation Worksheet for Consolidated Disposal Area.

In the event of a conflict or inconsistency between the provisions of any Exhibit attached hereto and the provisions of this Agreement, the provisions of this Agreement shall control, except with respect to Exhibits 6 (if attached hereto), the provisions of which shall control over the provisions of this Agreement.

ARTICLE 3
PILOT WELLS

3.1             Location. Unit Operator shall begin to Drill the wells required for the Initial Drilling Obligation within the time required by Section 9 of the Unit Agreement, or any extension thereof, at the locations specified in Exhibit 2.

3.2             Costs of Drilling. Subject to the investment adjustment provisions of Article 13, the Costs of Drilling the Initial Test Wells shall be shared by the Parties in the manner and in the proportions specified in Exhibit 2.

ARTICLE 4
SUBSEQUENT TEST WELLS

4.1          Right to Drill. The Drilling of any Subsequent Test Well shall be upon such terms and conditions as may be agreed to by the Parties; provided, however, that in the absence of agreement, such well may be Drilled under the provisions of Article 9.

ARTICLE 5
ESTABLISHMENT, REVISION, AND CONSOLIDATION
OF PARTICIPATING AREAS

5.1          Proposal. Unit Operator shall initiate each proposal for the establishment or revision of a Participating Area by submitting the proposal in writing to each Party and by filing the same with the Authorized Officer.

5.2          Notice of Approval or Disapproval. If and when a proposal has been approved or disapproved by the Authorized Officer, Unit Operator shall give prompt notice thereof to each Party.

5.3          Consolidation. Two or more Participating Areas may be combined as provided in the Unit Agreement.

ARTICLE 6
APPORTIONMENT OF COSTS, AND OWNERSHIP AND DISPOSITION
OF PRODUCTION AND PROPERTY

6.1          Apportionment and Ownership Within Participating Area. Except as otherwise provided in Articles 8, 9, 10, 11, 12, 13, 30, 31 and 32:

A.            Costs. All Costs incurred in the development and operation of a Participating Area for or in connection with production of unitized substances or de-watering from any depths or formations for which the Participating Area is established shall be borne by the Parties within the Participating Area on an Acreage Basis, determined as of the time the Costs are incurred.  Unit Operator may at the time of submission to the Authorized Officer of a revision of a Participating Area as provided for in Article 5.1, determine the interest of the Parties on an Acreage Basis as if the proposed revision had been approved by the Authorized Officer.

B.            Production.  All Production from a Participating Area shall be allocated on an Acreage Basis to the tracts of unitized land within the Participating Area. That portion of Production that is allocated to any tract shall be owned by the Party or Parties having Committed Working Interest or Interests therein in the same manner and subject to the same conditions as if actually produced from the tract through a well thereon and as if this Agreement and the Unit Agreement had not been executed.

C.            Property  All materials, equipment, and other property, whether real or personal, the cost of which is chargeable as Costs and which have been acquired in connection with the development or operation of a Participating Area, shall be owned by the Parties within the Participating Area on an Acreage Basis.

6.2          Ownership and Costs Outside Participating Area or Unit Area. If a well Drilled (including the Deepening or Plugging Back thereof) within a Drilling Block established under the provisions of either Article 9 or Article 10 is completed as a producing well, but is not producing from a formation included within a Participating Area, then the following provisions shall be applicable:

A.            When All Drilling Block Parties Participate. If all Parties within the Drilling Block shall have elected to participate in Drilling the well, then the well, the Production therefrom, and the materials and equipment therein or appurtenant thereto shall be owned by such Parties; and all Costs incurred in the operation of the well and all Lease Burdens payable with respect to Production from the well shall be borne and paid by such Parties. Apportionment among said Parties of ownership, Costs and Lease Burdens shall be in the same proportions in which Costs incurred in Drilling the well were borne.

B.            When Less Than All Drilling Block Parties Participate. If any Party within the Drilling Block elects not to participate in Drilling the well, then the provisions of Article 12 shall be applicable thereto.

C.            Upon Termination of the Unit Agreement or Elimination of Any Lands from the Unit Area. Any well being operated and produced that has been excluded from the Unit Area as a result of the termination of the Unit Agreement or the elimination of lands from the Unit Area shall continue to be operated under the terms of this Agreement so far as applicable, without change in the ownership of the equipment and the production therefrom, until a new operating agreement is entered into or the well is plugged and abandoned, settlement has been made for all production and equipment, the site has been reclaimed, and all obligations among and between the parties owning interests in the well have been met or satisfied. This Subdivision C of Section 6.2 shall apply only to the depth or formation in which the well is completed and the applicable spacing unit therefor, if any.

6.3          Cost Liability of Subsequently Created Interests. Subsequently Created Interests shall be made expressly subject to the terms and provisions of this Section 6.3 and of Section 12.9. If the Party that creates a Subsequently Created Interest fails to pay, when due, its share of Costs, and the proceeds from its share of Production are insufficient to cover such Costs, then the Subsequently Created Interest shall be chargeable with a pro rata share of such Costs as if the Subsequently Created Interest were a Committed Working Interest; and Unit Operator and all other Parties shall have the right to enforce against the Subsequently Created Interest the lien, security interest, and all other rights granted in Section 28.3 and Section 28.4 for the purpose of collecting Costs chargeable to the Subsequently Created Interest.

6.4          Taking in Kind. Each Party shall take in kind or separately dispose of its proportionate share of Production. Any extra expenditure incurred in or caused by the taking in kind or separate disposition by any Party of its proportionate share of the Production shall be borne by that Party. Any Party taking its share of Production in kind shall be required to pay for only its proportionate share of the part of the Unit’s surface facilities that it uses. Each Party shall execute such division orders and contracts as may be necessary for the sale of its interest in Production from the Unit Area, and, except as provided in Article 28, shall be entitled to receive payment directly from the purchaser thereof for its share of all Production.

6.5          Failure to Take in Kind. Should any party fail to take in kind or separately dispose of its share of Production, the following provisions shall apply:

A.            Disposition of Oil. If any Party fails to take in kind or separately dispose of its proportionate share of the oil produced from the Unit Area, Unit Operator shall have the right (which right is subject to revocation at will by the non-taking Party), but not the obligation, to purchase such oil or sell it to others at any time and from time to time for the account of the non-taking Party, after first giving the non-taking Party 10 days advance written notice of the intended purchase or sale and the price to be paid or the pricing basis to be used. An owner of oil production shall have the right, exercisable at any time, to take in kind or separately dispose of its share of all oil not previously committed to a purchaser. Any purchase or sale by Unit Operator shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of 1 year. Any purchase or sale by Unit Operator shall be in a manner commercially reasonable under the circumstances, but Unit Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. Unit Operator may discontinue the purchase or sale of oil for any non-taking Party by giving the non-taking Party 10 days prior written notice. The sale or delivery by Unit Operator of a non taking Party’s share of oil Production under the terms of any contract of Unit Operator shall not give the non taking Party any interest in or make the non taking Party a party to the contract. Unit Operator may deduct from the revenue payable to the non taking Party the actual costs that Unit Operator incurs for making the oil marketable and delivering the oil to market, as well as any Lease Burdens and production and severance taxes paid for the non-

taking Party’s account that are attributable to the non taking Party’s proportionate share of oil Production.

B.            Disposition of Gas. If any Party fails to take in kind or separately dispose of its proportionate share of gas produced from the Unit Area, Unit Operator shall have the right (which right is subject to revocation at will by the non-taking Party), but not the obligation, to purchase such gas or sell it to others at any time and from time to time, for the account of the non taking Party, after first giving the non-taking Party 30 days advance written notice of the intended purchase or sale and the price to be paid or the pricing basis to be used. An owner of gas Production shall have the right, exercisable at any time, to take in kind or separately dispose of its share of gas not previously committed to a purchaser. Any purchase or sale by Unit Operator shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of 1 year. Any purchase or sale by Unit Operator shall be in a manner commercially reasonable under the circumstances, but Unit Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. Unit Operator may discontinue the purchase or sale of gas Production for any non-taking Party by giving the non-taking Party 30 days prior written notice. The sale or delivery by Unit Operator of a non taking Party’s share of gas Production under the terms of any contract of Unit Operator shall not give the non taking Party any interest in or make the non taking Party a party to the contract. Unit Operator may deduct from the revenue payable to the non taking Party the actual costs that Unit Operator incurs for making the gas marketable and delivering the gas to market, as well as any Lease Burdens and production and severance taxes paid for the non-taking Party’s account that are attributable to the non-taking Party’s proportionate share of gas Production. By entering into this Agreement, the Parties have simultaneously entered into the Gas Balancing Agreement attached hereto as Exhibit 6. If one or more of the Parties take gas Production from one or more Participating Areas within the Unit which results in a Party taking more or less than its proportionate share of gas Production from each Participating Area in any given month, then the balancing and accounting of the respective accounts of the Parties shall be made in accordance with the provisions of Exhibit 6.

6.6          Gas Marketing Arrangements. Each Party that is taking a share of gas Production in kind from the Unit Area shall, within 5 days before the end of each month, notify Unit Operator of its gas marketing arrangements for the following month, excluding price, and shall notify Unit Operator immediately in the event of a change in such arrangements. In addition, each Party that is taking a share of the gas Production in kind from the Unit Area shall notify Unit Operator in a timely manner of the volume of gas taken by it from each Participating Area in the preceding month.

6.7          Surplus Materials and Equipment. Materials and equipment owned by the Parties or by any of them pursuant to this Agreement may be classified as surplus by Unit Operator when deemed by it to be no longer needed in operations hereunder by giving to each Party owning an interest therein notice thereof. Such surplus materials and equipment shall be disposed of as follows:

A.            Items Divisible In Kind. Each Party owning an interest in surplus materials and equipment (including tubular goods) shall have the right to take in kind its share of such materials and equipment which are divisible in kind, by giving notice to Unit Operator within 30 days after classification thereof as surplus, except that such right shall not apply to junk or to any item (other than tubular goods) having a replacement cost of less than $7,500.00.

B.            Items Not Divisible In Kind. Surplus materials and equipment not divisible in kind, other than junk and any item (other than tubular goods) having a replacement cost of less than $7,500.00, shall be sold to the highest bidder or bidders.

C.            Other Items. Surplus materials and equipment not disposed of in accordance with this Section 6.7 shall be disposed of as provided in Exhibit 1.

6.8          Lease Burdens.

Except as may otherwise be provided in the Gas Balancing Agreement attached as Exhibit 6, Unit Operator shall make all Lease Burden payments on all Production as set forth in this Section 6.8.  Any net profits, carried or any other interest shall be paid by the Party from whom the payment is due according to the terms of the grantor reservation of the interest.  Each Party taking in kind or separately disposing of Production shall promptly pay Unit Operator that share of the proceeds from the sale of such Production if sold, or the market value thereof if not sold but used off the Premises, equal to the amount of the landowner royalty payable out of such Production.  Unit Operator shall make landowner royalty payments on all Production based upon the amounts so received.  Each Party shall provide to the Unit Operator sufficient information to allow Unit Operator to make all required royalty payments and shall, on not less than a monthly basis, advise Unit Operator of all sales of Production made by such Party specifying purchaser, price, volume, gross proceeds, all costs deducted, and net proceeds.  On a quarterly basis, Unit Operator shall forward to all Parties a statement of royalty accounting showing the amounts received by Unit Operator from each Party and the landowner royalty payments made by Unit Operator.

ARTICLE 7
REVIEW OF OPERATIONS

7.1          Submittal of Review. Each review of operations for the Unit Area shall be submitted by Unit Operator to the Authorized Officer in accordance with the Unit Agreement and the further provisions of this Article.

7.2          Annual Report. At least ten (10) days prior to filing an annual review with the Authorized Officer, Unit Operator shall provide each Party with a copy thereof.

7.3          [Intentionally Omitted].

7.4          [Intentionally Omitted].

7.5          [Intentionally Omitted].

7.6          [Intentionally Omitted].

7.7          [Intentionally Omitted].

7.8          [Intentionally Omitted].

ARTICLE 8
DEVELOPMENT WELLS

8.1          Development Well Procedure. This Article sets forth the procedure for Drilling a Development Well.

8.2          Drilling of Development Wells. The Drilling of Development Wells shall be governed by the following provisions:

A.            Approval Required. The Drilling of a Development Well shall be subject to the Approval of the Parties, unless the Drilling of the proposed well is necessary to prevent the loss of a Committed Working Interest in the tract of land on which the proposed well is to be Drilled.

B.            Notice of Proposed Drilling. Subject to the provisions of Article 31 (Multiple Well Proposals), any Party owning a Committed Working Interest within a Participating Area or an active, previously designated Drilling Block may propose the Drilling of one or more Development Wells therein by giving notice to Unit Operator and each of the other Parties within the Participating Area; which notice shall specify the surface and bottomhole locations, the projected depth and objective formation, and the estimated costs of Drilling the proposed well or wells. The locations of such wells shall conform to the spacing pattern then existing within the Unit Area or an exception thereto consistent with the current plan of development.

C.            Response to Notice. Within 30 days after receipt of the notice, each Party within the Participating Area or Drilling Block shall advise Unit Operator or all other Parties therein whether or not it wishes to participate in Drilling the proposed well or wells. If the proposal includes multiple wells as permitted under Article 31, a Party’s election to participate or not to participate in Drilling shall apply to all wells in the proposal; and a Party may not elect to participate in Drilling less than all of the proposed wells.  If any Party fails to give advice within the 30-day period, it shall be deemed to have elected not to participate in Drilling the proposed well or wells. If Parties having sufficient interests to approve the Drilling, as provided in Section 14.2, do not advise that they wish to participate in Drilling the proposed well or wells, then the proposal shall be deemed to be rejected. If Parties having sufficient interests to approve the Drilling, as provided in Section 14.2, advise that they wish to participate in Drilling the proposed well or wells, then the proposal shall be deemed to be approved. In this event, Unit Operator shall Drill the well or wells for the account of all Parties within the Participating Area or Drilling Block and all such Parties shall be committed to participate therein, provided the operations for the Drilling of the proposed well (or in the case of multiple wells, the drilling of the first of the proposed wells) are commenced within the time period hereafter set forth, and Unit Operator shall, no later than one year after expiration of the notice period of 30 days (or as promptly as practicable after the expiration of the 48-hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it (and conduct operations on all other wells contained in the proposal) with due diligence at the risk and expense of the Parties participating therein; provided, however, the commencement date may be extended upon written notice of same by Unit Operator to the other Parties, for a period of up to 30 additional days if, in the sole opinion of Unit Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matters required for title approval or acceptance. If actual operations for the Drilling of the proposed well (or in the case of multiple wells, the Drilling of the first of the proposed wells) have not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Section 32.16) and if any Party hereto still desires to conduct the operation, written notice proposing the same must be resubmitted to the other Parties in accordance herewith as if no prior proposal had been made. If actual operations for the Drilling of a multiple well proposal have been commenced within the time provided, but operations cannot be commenced on a particular well or wells to complete the multiple well Drilling proposal within a reasonable period of time after approval of the proposals, then the undrilled well or wells shall be withdrawn from the proposal and may be re-proposed as part of a subsequent Drilling proposal. Notwithstanding the foregoing, if the proposed operations are commenced more than six months after acceptance of the proposal and the estimated costs have increased by more than 25%, then the proposing party shall initiate a new proposal reflecting the increase in estimated costs.

D.            [Intentionally Omitted].

E.             [Intentionally Omitted].

F.             [Intentionally Omitted].

G.            [Intentionally Omitted].

8.3          [Intentionally Omitted].

ARTICLE 9
EXPLORATORY WELLS

9.1          Exploratory Well Procedure. This Article sets forth the procedure for Drilling an Exploratory Well.

9.2          Drilling of Exploratory Wells. The Drilling of Exploratory Wells shall be governed by the following provisions:

A.            Notice of Proposed Drilling; Designation of Drilling Block. Subject to the provisions of Article 31 (Multiple Well Proposals), any Party may propose the Drilling of one or more Exploratory Wells within the same Sub-Area on lands: (i) in which it owns a Committed Working Interest, and (ii) within the Drilling Block to be designated for such well or wells as provided in this subparagraph A. The Party desiring to Drill one or more Exploratory Wells shall designate the Drilling Block for such well or wells.  The designated Drilling Block shall include all 40-acre subdivisions (or aliquot equivalents) within the applicable Sub-Area, any portions of which are touched or cut by a circle: (a) with a 2,000 foot radius drawn around the well (other than a Disposal Well or monitoring well) for an anticipated 160-acre drilling pattern; (b) with a 1,320 foot radius drawn around the well (other than a

Disposal Well or monitoring well) for an anticipated 80-acre drilling pattern, or (c) in the case of a multiple well proposal, with the applicable radius provided above drawn around each well (other than a Disposal Well or monitoring well) to be proposed by the Party; provided, however, that the Drilling Block shall not include any land that is included in: (i) an established Participating Area for the objective formation for the proposed well or wells; (ii) a proposal for establishment or revision of a Participating Area previously filed with the Authorized Officer, or (iii) an active, previously designated Drilling Block for the same formation.  The Drilling Block shall be considered active for one year after the designation thereof unless withdrawn at the Direction of the Parties in the Drilling Block or extended pursuant to paragraph D of this Section 9.2 and, if the actual Drilling of a well or wells is commenced thereon within the period specified in paragraph D of this Section 9.2, until either:

(1)           the filing with the Authorized Officer of a proposal for the establishment or revision of a Participating Area if the Drilling of the well or wells results in the filing of the proposal; or

(2)           if the well or wells are capable of producing unitized substances or otherwise useful for de-watering or other unit operations but do not independently meet the Productivity Requirements for the establishment of a Participating Area, the Drilling Block shall remain active until the subsequent filing with the Authorized Officer of a proposal for the establishment of a Participating Area that includes the well or wells (together with other wells that, combined with the well or wells, meet the Productivity Requirements for the establishment of a Participating Area) or the termination of this Agreement, if no such proposal has been filed; or

(3)           if the well or wells are not capable of producing unitized substances or otherwise useful for de-watering or other unit operations, the plugging and abandonment of such well or wells.

The Party desiring to drill the Exploratory Well or Wells shall notify Unit Operator and each Party owning a Committed Working Interest within the Drilling Block of the designation of the Drilling Block, which notification shall include a plat and description of the area so designated, the Parties interests on an Acreage Basis, the surface and bottomhole locations, the projected depth and objective formation, and the estimated costs to Drill the proposed well or wells. The location of the proposed well or wells shall conform to any applicable spacing pattern then existing or an approved exception thereto.

B.            Basis of Participation. Each Party within the Drilling Block shall be entitled to participate in a well or wells proposed thereon by sharing in the costs of Drilling the proposed well or wells on an Acreage Basis in the objective formation for the Drilling Block if it notifies the Unit Operator or the other Parties within the Drilling Block of its willingness to participate, as hereafter provided in this Article 9; but a Party shall not be required to participate in the proposed well or wells.  If the Drilling Block is contiguous to or cornering an existing Participating Area, the proposing Party may combine the Drilling Block and the Participating Area for purposes of determining each Party’s interest for participation on an acreage basis.

C.            Exclusion of Wells and Associated Acreage From Designated Drilling Block. Within 30 days after giving notice of a proposed well or wells on a designated Drilling Block, any proposed well and the acreage included in the designated Drilling Block solely as a result of such well may be excluded therefrom at the Direction of the Parties receiving the notice. In such event, the designated Drilling Block, as reduced by the exclusion of any such wells and associated acreage, shall be established as the Drilling Block effective as of the first day following the 30-day period. In the absence of any direction given within the 30-day period, the designated Drilling Block shall be established as the Drilling Block effective as of the first day following the 30-day period. In like manner, the surface and bottomhole locations of the proposed well or wells may be changed at the Direction of the Parties receiving the notice within the 30-day period, provided the bottomhole locations remain in the designated Drilling Block and the objective formation.

D.            Response to Notice. Within 10 days after the establishment of the Drilling Block, each Party within the Drilling Block shall advise Unit Operator or all other Parties therein whether or not it wishes to participate in Drilling the proposed well or wells. If the proposal includes multiple wells as permitted under Section 31, a Party’s election to participate or not to participate in Drilling shall apply to all wells in the proposal; a Party may not elect to participate in Drilling less than all of the proposed wells. If any Party fails to give advice within the 10-day period, it shall be deemed to have elected not to participate in Drilling the proposed well or wells.  If all Parties within the Drilling Block advise that they wish to participate in Drilling the proposed well or wells, then Unit Operator shall Drill the well for the account of all such Parties. All Parties that elect to participate in the proposed operation shall be committed to participate therein provided the operations for the Drilling of the proposed well (or in the case of multiple wells, the Drilling of the first of the proposed wells) are commenced within the time period hereafter set forth, and the Unit Operator shall, no later than one year after expiration of the notice period of 30 days (or as promptly as practicable after the expiration of the 48-hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it (and conduct operations on all other wells contained in the proposal) with due diligence at the risk and expense of the Parties participating therein; provided, however, the commencement date may be extended upon written notice of same by Unit Operator to the other Parties, for a period of up to 30 additional days if, in the sole opinion of Unit Operator, additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matters required for title approval or acceptance. If actual operations for the drilling of the proposed well (or in the case of multiple wells, the Drilling of the first of the proposed wells) have not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Section 32.16) and if any Party hereto still desires to conduct the operation, written notice proposing the same must be resubmitted to the other Parties in accordance herewith as if no prior proposal had been made. If actual operations for the Drilling of a multiple well proposal have been commenced within the time provided, but operations cannot be commenced on a particular well or wells to complete the multiple well Drilling proposal within a reasonable period of time after approval of the proposal, then the undrilled well or wells shall be withdrawn from the proposal and may be re-proposed as a part of a subsequent Drilling proposal. Notwithstanding the foregoing, if the proposed operations are commenced more than six months after acceptance of the proposal and the estimated costs have increased by more than 25%, then the proposing party shall initiate a new proposal reflecting the increase in estimated costs.

E.             Notice of Election to Proceed. If less than all Parties within the established Drilling Block elect to participate in the drilling of the proposed well or wells, the Party that designated the Drilling Block shall promptly notify Unit Operator and the Parties that elected to participate in the Drilling of the proposed well(s) of the total Committed Working Interest of the Parties electing to so participate and shall make its recommendation as to whether the Drilling should proceed. Within 10 days after receiving the notice, each Drilling Party shall advise the Party that proposed the well(s), Unit Operator, and all other Parties of its desire to: (1) limit its participation to its interest in the Drilling Block, or (2) carry its proportionate share of the Non Participating Parties’ interests. Failure to advise the Unit Operator and all other Drilling Parties shall be deemed an election by a Party to limit its participation to its interest in the Drilling Block. At any time more than 5 days after expiration of the 10-day period and prior to obtaining 100% subscription to the proposed Drilling, the Party that designated the Drilling Block may withdraw the proposal and shall promptly notify all Parties of the decision. Any interest of a Non Participating Party that is not carried by a Participating Party shall be deemed to be carried by the Party that proposed the well if such Party does not withdraw its proposal, provided any other Participating Party may elect to take its proportionate share thereof by giving notice to the Party that proposed the well within 5 days after expiration of the 10-day period. If 100% subscription to the proposed Drilling is obtained, the Party that proposed the well shall promptly notify the Unit Operator and the Participating Parties of each Party’s interest in the Drilling Block. Unit Operator shall then commence operations for Drilling as provided in Subdivision D of this Section 9.2.

F.             [Intentionally Omitted].

G.            Effect of Election. If one or more, but not all, of the Parties within the Drilling Block elect to proceed with the Drilling of the well or wells, Unit Operator shall Drill the well or wells for the account of the Drilling Party on an Acreage Basis among those constituting the Drilling Party or on any other basis as such Parties may agree.

H.            Rights and Obligations of Drilling Party and Non-Drilling Party. Whenever an Exploratory Well is Drilled other than for the account of all Parties within the Drilling Block for the well, the provisions of Article 12 shall be applicable to the Drilling operation.

9.3          [Intentionally Omitted].

ARTICLE 10
REQUIRED WELLS

10.1        Definition. For the purpose of this Article, a well shall be deemed a Required Well if the Drilling thereof is required by a final order of the Authorized Officer. The order shall be deemed final upon expiration of the time allowed for appeal therefrom without the commencement of appropriate appeal proceedings or, if the proceedings are commenced within the time, upon the final disposition of the appeal. Whenever Unit Operator receives any such order, it shall promptly mail a copy thereof to each Party. If any order is appealed, the Party appealing shall give prompt notice thereof to Unit Operator and to each of the other Parties, and, upon final disposition of the appeal, Unit Operator shall give each Party prompt notice of the result thereof. The Annual Required Wells shall not be considered Required Wells for purposes of this Article 10, and shall be proposed and Drilled in the ordinary course under Articles 8 and 9.

10.2        Election to Drill. Any Party desiring to Drill, or to participate in the Drilling of, a Required Well shall give to Unit Operator notice thereof within 30 days after the order requiring the well becomes final, or within such lesser time as may be required to insure compliance with the order. If the notice is given within the period, Unit Operator shall Drill the Required Well for the account of the Party or Parties giving the notice; provided, however, if the Required Well is a Development Well, it shall not be Drilled unless it receives the Approval of the Parties within the Participating Area involved. All rights and obligations with respect to the ownership of the well, the operating rights therein, the Production therefrom, and the bearing of Costs incurred therein shall be the same as if the well had been Drilled under Article 8, if the same is a Development Well, or under Article 9, if the same is an Exploratory Well or a Subsequent Test Well.

10.3        Alternatives to Drilling. If no Party elects to Drill a Required Well within the period allowed for the election, and if any of the following alternatives is available, the first alternative that is available shall be followed:

A.            Compensatory Royalties. If compensatory royalties may be paid in lieu of Drilling the well and if authorization for payment thereof receives, within the period provided above, the Approval of the Parties that would be chargeable with the Costs incurred in Drilling the well if the well were Drilled as provided in Section 10.4, then Unit Operator shall pay the compensatory royalties for the account of said Parties; or

B.            Contraction or Surrender. If the Drilling of the well may be avoided, without other penalty, by contraction of the Unit Area and/or surrender of the lease or interest in question, Unit Operator shall make a reasonable effort to effect such contraction or surrender; or

C.            Termination. If the Required Well is a Subsequent Test Well, the Parties shall join in termination of the Unit Agreement in accordance with its provisions.

10.4        Required Drilling. If none of the foregoing alternatives is available, Unit Operator shall Drill the Required Well under whichever of the following provisions is applicable:

A.            Development Well. If the Required Well is a Development Well, it shall be Drilled in accordance with the provisions of Article 8 by Unit Operator for the account of all Parties within the participating area in which the well is Drilled; or

B.            Exploratory Well. If the Required Well is an Exploratory Well, the Drilling Block for the well shall consist of those lands that would have been designated for the well if it had been proposed under Subdivision A of Section 9.2. Unit Operator shall Drill the well in accordance with the provisions of Article 9 for the account of all the Parties that elected to participate in the Drilling of such well on an Acreage Basis among themselves.

ARTICLE 11
DEEPENING, PLUGGING BACK, AND ABANDONMENT

11.1        Attempted Deepening or Plugging Back of a Well not Completed as a Producer or De-Watering Well in its Objective Formation. The attempted Deepening or Plugging Back of a well drilled to its objective formation or projected depth and not Completed as a producer of unitized substances (or as a well capable of producing unitized substances) or a de-watering well in its objective formation shall be governed by the provisions of this Section 11.1 and Section 11.2, unless every Party entitled to the notice provided for in Subdivision A of this Section 11.1 has consented to the plugging and abandonment of the well:

A.            Notice by Unit Operator. Before abandoning any well that has been Drilled to its objective formation or projected depth but not completed as a producer of unitized substances (or as a well capable of producing unitized substances) or a de-watering well, Unit Operator shall give notice of its intention to plug and abandon the well to each Drilling Party, Non-Drilling Party, and any other Party owning a Committed Working Interest in the tract of land on which the well is located.

B.            Right to Initiate Proposal. Each Drilling Party that received notice given in accordance with Subdivision A of this Section 11.1 and any other Party owning a Committed Working Interest in the tract of land on which the well is located may initiate a proposal to attempt to Deepen or Plug Back the well; provided, however, if the well was Drilled as a Development Well, a proposal to Deepen or Plug Back may be initiated only by a Party owning a Committed Working Interest in the tract of land on which the well is located.

C.            Right to Participate. To be entitled to participate in a Deepening or Plugging Back operation, a Party must have the right to initiate the same or must own a Committed Working Interest in: (i) the Drilling Block or Participating Area previously established for Drilling the well, or (ii) if no Drilling Block or Participating Area was previously established for Drilling the well, the Drilling Block or Participating Area that shall be established automatically in accordance with the provisions of Article 9 for the proposed operation in the well.

D.            Time and Manner of Initiating Proposal. A Party entitled to initiate a proposal to Deepen or Plug Back may do so within a period of 24 hours (exclusive of Saturdays, Sundays, and legal holidays) after receipt of the notice given pursuant to Subdivision A of this Section 11.1. The proposal shall be initiated by giving notice thereof to Unit Operator and to each Party entitled to participate in the proposed operation. If no proposal is initiated within the period, Unit Operator shall plug and abandon the well for the account of the Drilling Party.

E.             Election. If a proposal to Deepen or Plug Back a well is initiated, each Party entitled to participate in the operation proposed shall have a period of 48 hours (exclusive of Saturdays, Sundays, and legal holidays) after receipt of the proposal within which to notify Unit Operator whether or not it elects to participate in the proposed operation. The failure of a Party to signify its election within the 48 hour period shall be deemed an election not to participate in the proposed operation.

F.             Effect of Election. The Party or Parties electing to participate in an operation to Deepen or Plug Back a well as provided above shall constitute the Participating Party for the operation. Each Party that was entitled to make the election but failed to do so as provided above shall be a Non-Participating Party with respect to the operation. The operation shall be conducted by Unit Operator for the account of the Participating Party on an Acreage Basis among the Parties constituting the Participating Party, subject, however, to the provisions of Section 11.2 and Section 11.3. If the Participating Party does not proceed with the operation, Unit Operator shall plug and abandon the well for the account of the Drilling Party. Participating Parties hereunder that proceed with the operation shall assume all responsibility for the costs of plugging and abandoning (including reclamation of the surface) the well and shall pay Salvage Value of the well to any Non-Participating Party entitled thereto. Each Non-Drilling Party electing to participate in the Deepening or Plugging Back shall, in addition to those obligations set forth in this Subdivision F of Section 11.1, be assessed its share of the Costs of Drilling the proposed well on an Acreage Basis to the depth at which the Deepening or Plugging Back operation proposed under this Section 11.1 begins. For purposes of this Section 11.1, the depth at which Plugging Back begins shall be the depth at which the Plug Back Completion attempt occurs. Payments shall be made to Unit Operator, and Unit Operator shall promptly distribute the monies received to the original Drilling Parties proportionately on the Acreage Basis under which the well was drilled.

G.            Rights and Obligations of Participating Party and Non-Participating Party. Upon the commencement of a Deepening or Plugging Back operation other than for the account of all Parties entitled to participate therein, the provisions of Article 12 shall be applicable to the operation.

11.2        Deepening or Plugging Back to Participating Area. If a well is to be Deepened or Plugged Back to the depths or formations for which a Participating Area was established, the operation, including the Completion of the well, may be conducted only if it receives the Approval of the Parties within the Participating Area and only upon the terms and conditions as may be specified in the Approval of the Parties, and upon such further terms and conditions as may be agreed to by the Parties owning interests in the well immediately prior to the commencement of the operation.

11.3        Priority of Operation. It is agreed that where a well, which has been authorized under the terms of this Agreement by all Parties, or by one or more but less than all

Parties pursuant to Articles 9 and 12, shall have been drilled to the objective depth or the objective formation, whichever is deepest, and the Parties participating in the well cannot agree upon the sequence and timing of further operations regarding said well, then the following elections shall control in the order enumerated hereafter: (1) an election to do additional logging, sidewall coring, or testing; (2) an election to attempt to Complete the well at either the objective depth or objective formation; (3) an election to Plug Back and attempt to Complete said well, and (4) an election to Deepen or undertake additional coring on said well. It is agreed, however, that if at the time the Participating Parties are considering any of the above elections the hole is in such a condition that a reasonably prudent operator would not conduct the operations contemplated by the particular election involved for fear of placing the hole in jeopardy or losing same prior to Completing the well in the objective depth or objective formation, such election shall not be given the priority set forth above.

11.4        [Intentionally Omitted].

11.5        Abandonment of a Producing or De-Watering Well Completed in a Participating Area. A well Completed as a producer of unitized substances or a de-watering well within a Participating Area shall be plugged and abandoned when the operation receives the Approval of the Parties within the Participating Area in accordance with Section 14.2, subject, however, to the provisions of Section 11.7.

11.6        Abandonment of a Producing or De-Watering Well Not Completed in a Participating Area. The abandonment of a well completed as a producer of unitized substances or a de-watering well not within a Participating Area shall be governed by the following provisions:

A.            Consent Required. The well shall not be plugged and abandoned without the consent of all Parties then owning interests in the well.

B.            Abandonment Procedure. If the abandonment of the well is not consented to by all Parties then owning interests in the well, Unit Operator shall give notice thereof to each Party that did not consent thereto. Any non-consenting Party may elect to take over and continue operations on the well by giving notice thereof to Unit Operator and all other Parties then having interests in the well, provided the notice is given within 30 days after receipt of the notice given by Unit Operator. Each Party electing to take over and continue operations on the well shall be referred to as a Non-Abandoning Party and the other Parties owning interests in the well shall be referred to as the Abandoning Parties. If an election to take over and continue operations on the well is so made, the Non-Abandoning Party shall pay to the Abandoning Parties their respective shares of the Salvage Value of the well. Upon making the payment, the Abandoning Parties shall be deemed to have relinquished to the Non-Abandoning Party all their operating rights and working interest in the well, but only with respect to the depths or formations in which it is then Completed, and all their interest in the materials and equipment in or pertaining to the well. If there is more than one Non-Abandoning Party, the interests so relinquished shall be owned by each Non-Abandoning Party in the proportion that its respective interest in the well bears to the total of the interests of each Non-Abandoning Party therein immediately prior to relinquishment.

C.            Rights and Obligations of Non-Abandoning Party. After the relinquishment as provided above, the well shall be operated by Unit Operator for the account of the Non-Abandoning Party. The Non-Abandoning Party shall own all Production from the depths or formations in which the well is then Completed and shall bear all Lease Burdens and other burdens thereafter incurred and any Costs in operating the well and plugging it when abandoned (unless the well is taken over for Deepening or Plugging Back), as well as all Costs of any additional tankage, flow lines or other facilities needed to measure separately the unitized substances or water produced from the well. Costs shall include an overhead charge computed at the highest per well rate applicable to the operation of a single producing well in accordance with Exhibit 1.

D.            Option to Repurchase Materials. If a well taken over by the Non-Abandoning Party is plugged and abandoned within 6 months after relinquishment by the Abandoning Parties of their interests therein, each Abandoning Party shall have the right, at its option, to repurchase that portion of the materials and equipment salvaged from the well that is equal to the interest relinquished by it to the Non-Abandoning Party at the value previously fixed therefor. The option may be exercised only by notice given to Unit Operator and to the Non-Abandoning Party within 15 days after receipt of the notice given by Unit Operator pursuant to Section 11.7.

11.7        Deepening or Plugging Back Abandoned Producing or De-Watering Wells. Before plugging any well authorized to be plugged and abandoned pursuant to Section 11.5 and Section 11.6, Unit Operator shall give notice to each Party owning a Committed Working Interest in the tract of land upon which the well is located, which Parties, for the further purposes of this Section 11.7, shall constitute the Parties entitled to initiate and participate in a proposed Deepening or Plugging Back operation. Within 10 days after receipt of the notice, any such Party desiring to Deepen or Plug Back the well shall give notice thereof to Unit Operator and to each Party entitled to participate in the proposed operation; and all the provisions of Subdivisions E, F, and G of Section 11.1 shall apply in the same manner as if the proposed Deepening or Plugging Back were a proposal for the Drilling of an Exploratory Well, subject, however, to the provisions of Section 11.2 and Section 11.3. If no such Party gives notice of its desire to Deepen or Plug Back the well within the 10-day period, or if the notice is given but no Party elects to proceed with the operation within the time specified therefor, then Unit Operator shall plug and abandon the well for the account of the Party or Parties owning the well.

ARTICLE 12
RIGHTS AND OBLIGATIONS OF DRILLING PARTY
AND NON-DRILLING PARTY

12.1        Use of Terms. As used in this Article, the terms “Drilling Party” and “Non-Drilling Party” shall include “Participating Party” and “Non-Participating Party”, respectively, as such terms are used in Articles 8, 9, and 11.

12.2        Scope of Article. The rights and obligations of the Drilling Party and Non-Drilling Party with respect to any Drilling, Deepening or Plugging Back operation conducted otherwise than for the account of all Parties entitled to participate therein shall be governed by this Article 12.

12.3        Relinquishment of Interest by Non-Drilling Party. When any Drilling, Deepening or Plugging Back operation is timely conducted other than for the account of all Parties entitled to participate therein, each Non-Drilling Party, upon the commencement of the operation, shall be deemed to have relinquished to the Drilling Party, and the Drilling Party shall own, all of the Non-Drilling Party’s operating rights and working interest in and to the acreage within the Drilling Block established for the well or wells in which such operation is being conducted, and all of such Non-Drilling Party’s share of Production, if any, allocated to such acreage. If the operation results in the establishment or enlargement of a Participating Area to include the well or wells in which the operation was conducted, then the Drilling Party shall also own all of the Non-Drilling Party’s interest in and to any additional acreage and Production included in such Participating Area. The Non-Drilling Party shall, promptly upon request from the Drilling Party, execute and deliver to the Drilling Party an assignment of the Non-Drilling Party’s operating rights, working interest and share of Production so relinquished, free and clear of any Subsequently Created Interest. If the operation conducted on any well does not result in the establishment or enlargement of a Participating Area to include such well, the Non-Drilling Party shall be deemed to have relinquished, and the Drilling Party shall own, the interest of the Non-Drilling Party in the wellbore only and Production from the wellbore for such well, provided, however, that if such well and the acreage originally allocated to such well within the Drilling Block are subsequently (but not as a result of further Drilling operations being conducted on such acreage) added by enlargement to an established Participating Area, the Non-Drilling Party shall be deemed to have relinquished, and the Drilling Party shall own, the interests that would have been relinquished and owned by such Parties if the original operation on such well had resulted in the establishment or enlargement of a Participating Area, effective as of the date of such subsequent enlargement. In the case of a Deepening or Plugging Back operation, if a Non-Drilling Party in the operation owned an interest in the well immediately prior to the Deepening or Plugging Back, then the Drilling Party for the operation shall pay to such Non-Drilling Party its share of the Salvage Value of the well, and the payment shall be made at the time the well is taken over by the Drilling Party for Deepening or Plugging Back.

12.4        Rights and Obligations of Drilling Party. The Drilling Party for whom a well or wells are Drilled, Deepened or Plugged Back shall pay and bear all Costs incurred therein. The Drilling Party shall own all of the Non-Drilling Party’s operating rights and working interest in and to the acreage within the Drilling Block established for such well or wells in which such operation is conducted, and shall own all of the Production allocated to such acreage. If the well or wells result in the establishment or enlargement of a Participating Area to include the well or wells, then the Drilling Party shall own that portion of the acreage in and Production obtained from the Participating Area that is allocated, from time to time, to the interest of such Non-Drilling Party in the acreage within or in addition to the Drilling Block designated for such well or wells and shall be charged with and pay: (a) that portion of the Costs incurred in operating the well or wells that otherwise would be chargeable to such Non-Drilling Party; (b) all Lease Burdens that are payable with respect to that portion of the Production from the Participating Area that is allocated from time to time to the interest of such Non-Drilling Party in the acreage within the Drilling Block designated for such well or wells, and (c) that portion of the Value of the well or wells under Article 13 that would otherwise be allocated and charged or credited to such Non-Drilling Party on an Acreage Basis based on all the acreage of such Non-Drilling Party in the affected Resulting Area (as defined in Subdivision B of Section 13.1). If the Drilling Party includes two or more Parties, the burdens imposed upon and the benefits accruing to the Drilling Party shall be shared by such Parties in the proportion they elected to bear the Non-Drilling Party’s share of Costs in such well(s).

12.5        [Intentionally Omitted].

12.6        [Intentionally Omitted].

12.7        [Intentionally Omitted].

12.8        Stand-By Rig Time. Stand-by time for the rig on a well for the period of time allowed for the initiation of a proposal for conducting further operations therein and for the response thereto shall be charged and borne as part of the Costs incurred in the operation just completed. Stand-by time subsequent to the period of time shall be charged to and borne as Costs incurred in the proposed operation if any Party elects to participate therein; otherwise as a Cost incurred in the just completed operation.

12.9        Subsequently Created Interests. If a Party that creates a Subsequently Created Interest becomes a Non-Drilling Party with respect to any operation conducted under this Agreement, then the Drilling Party entitled to receive the share of Production to which the Non-Drilling Party would otherwise be entitled shall receive the same free and clear of any such Subsequently Created Interest. Such Non-Drilling Party shall be solely responsible for any obligations due under the Subsequently Created Interest and shall hold the Drilling Party harmless with respect thereto.

ARTICLE 13
ADJUSTMENT ON ESTABLISHMENT OR
CHANGE OF PARTICIPATING AREA

13.1        Definitions. As used in this Article 13, the following terms shall have the following meanings:

A.            “Drilling Party” and “Non-Drilling Party” shall include “Participating Party” and “Non-Participating Party,” respectively.

B.            “Resulting Area” means the area resulting from the establishment of a Participating Area, any revision by contraction or enlargement of the Participating Area, or the combination of two or more Participating Areas.

C.            “Usable Well” means a well within a Resulting Area that is either: (1) Completed in and capable of producing unitized substances from the depths or formations for which the Resulting Area was created; or (2) used as a de-watering or monitoring well, or otherwise in connection with the production of unitized substances or de-watering from such Resulting Area, but shall not include a Disposal Well, which shall be accounted for separately under Article 30. For the purposes of this Article 13, all Costs of a Usable Well shall be deemed to have been incurred on the date the well was Completed.

D.            “Intangible Value” of a Usable Well within a Resulting Area means all Costs that: (i) contribute to the production of unitized substances from or de-watering of the Resulting Area; (ii) were incurred in Drilling, Deepening, Plugging Back, Completing and Equipping the well, down to the deepest depth or formation for which such Resulting Area was created, and (iii) are properly classified as intangible costs in conformity with accounting practices generally accepted in the industry. Such Costs shall be reduced at the rates set forth below for each month during any part of which the well was operated prior to the Effective Date of such Resulting Area (including periods prior to the Effective Date of this Agreement, if applicable):

(1)           0.50% per month for a cumulative total of 60 months thereafter; and

(2)           0% per month for each month in excess of the cumulative total in subparagraph (2) above.

E.             “Tangible Property” means any kind of tangible personal property (whether or not in or pertaining to a well) serving a Resulting Area that has been acquired for use in connection with the production of unitized substances from or de-watering of such Resulting Area or any portion thereof when the cost of the property has been charged as Costs pursuant to this Agreement, but shall not include any tangible personal property relating to a Disposal Well or Disposal Facilities, which shall be accounted for separately under Article 30.

F.             “Tangible Value” means the Costs incurred in the construction or installation of Tangible Property (except installation costs properly classified as intangible costs incurred in connection with a well) properly classified as tangible costs in conformity with generally accepted accounting practices at the rate of 0.50% per month for each month during any part of which the well has been operated prior to the Effective Date of such Resulting Area..

G.            “Effective Date” of a Resulting Area is the date the establishment, revision, or combination of a Participating Area creating such Resulting Area becomes effective under the Unit Agreement.

H.            “Excluded Interest” means a Committed Working Interest in land excluded from a Participating Area by contraction of the Participating Area.

I.              “Value” of a Usable Well is the sum of the Intangible Value of the well and the Tangible Value of the Tangible Property in or pertaining thereto.

13.2        When Adjustment Made. Whenever a Resulting Area occurs under the Unit Agreement, an adjustment shall be made in accordance with the provisions of this Article 13 commencing in January of the next subsequent year and such adjustments shall be effective as of the Effective Date of the Resulting Area occurring during such prior calendar year. On the statement provided by Unit Operator for each adjustment, Unit Operator will separately state the Costs adjusted and the reduction in those Costs due to the months operated prior to the Effective Date.

13.3        Method of Adjustment on Establishment or Enlargement of a Participating Area. As promptly as reasonably practicable after the Effective Date of a Resulting Area created by the establishment or enlargement of a Participating Area or the combination of two or more Participating Areas, and effective as of the Effective Date, an adjustment shall be made as follows:

A.            The Intangible Value of each Usable Well within such Resulting Area on the Effective Date thereof shall be credited proportionately to each Party owning an interest in the well immediately prior to the Effective Date. Except as provided in Section 13.6, the Intangible Value of each Usable Well shall be charged to all Parties within the Resulting Area on an Acreage Basis.

B.            The Tangible Value of each item of Tangible Property serving the Resulting Area on the Effective Date thereof shall be credited proportionately to the

Parties owning the item immediately prior to the Effective Date. The Tangible Value of the Tangible Property serving the Resulting Area shall be charged to all Parties within the Resulting Area on an Acreage Basis.

C.            If a Resulting Area, on the Effective Date thereof, is served by any Tangible Property or Usable Well that also serves a Participating Area not included in the Resulting Area, the Tangible Value of such Tangible Property and the Intangible Value of such Usable Well shall be apportioned between such Resulting Area and the Participating Area; provided the apportionment receives the Approval of the Parties in the Resulting Area and the Participating Area. That portion of the Tangible Value of such Tangible Property and the Intangible Value of such Usable Well that is apportioned to the Resulting Area shall be included in the adjustment made as of the Effective Date of such Resulting Area in the same manner as is the Tangible Value of Tangible Property serving only the Resulting Area.

D.            Separate adjustments shall be made by Unit Operator in the above credits and charges for: (i) the Intangible Value of each Usable Well; and (ii) the Tangible Value of Tangible Property. On each adjustment, each Party that is charged an amount in excess of the amount credited to it shall pay to Unit Operator the amount of the excess, which shall be considered as Costs chargeable to such Party for purposes of this Agreement. Each such amount received by Unit Operator shall be distributed or credited to the Parties entitled to credits in excess of charges. Notwithstanding the foregoing, a Non-Participating Party shall not be entitled to receive payment for any adjustment made as a result of such Party’s election not to participate in Drilling, Deepening, or Plugging Back Operations, and no Participating Party shall be obligated to make payment for any such adjustment.

13.4        Method of Adjustment on Contraction of a Participating Area. As promptly as reasonably practicable after the Effective Date of a Resulting Area created by contraction of a Participating Area, an adjustment shall be made for each Party that owns an Excluded Interest as follows:

A.            Separate adjustments for Intangible Value and Tangible Value shall be made in accordance with Section 13.4.B and Section 13.4.C.

B.            Credits and charges with respect to Intangible Value shall be as follows: (1) Each Party that owns an Excluded Interest shall be credited with the sum of (a) the total charges against such Party with respect to such Excluded Interest, pursuant to the provisions of Exhibit 1, as intangible Costs incurred in the development and operation of the Participating Area prior to the Effective Date of such Resulting Area, and (b) the total charges against such Party with respect to such Excluded Interest as Intangible Value of each Usable Well in the Resulting Area in any previous adjustment or adjustments made upon the establishment or revision of the Participating Area, and (2) Each Party that owns an Excluded Interest shall be charged with the sum of (a) the proceeds received from the sale of, or market value of, that portion of the Production from the Participating Area which, prior to the Effective Date of the contraction, was delivered to such Party with respect to such Excluded Interest, less the amount of Lease Burdens and taxes paid or payable on said portion of Production, and (b) the total amount credited to such Party with respect to such Excluded Interest as Intangible Value of each Usable Well in any previous adjustment. Any difference between the amount of the charge and the amount of the credit shall be adjusted as hereinafter provided.

C.            Credits and charges with respect to Tangible Value shall be as follows: (1) Each Party that owns an Excluded Interest shall be credited with the sum of (a) the total amount previously charged against such Party with respect to such Excluded Interest, pursuant to the provisions of Exhibit 1, as Costs other than intangible Costs incurred in the development and operation of the Participating Area prior to the effective date of the contraction, (b) the total amount charged against such Party with respect to its Excluded Interest as Tangible Value of Tangible Property in any previous adjustment or adjustments made upon the establishment or revision of the Participating Area, and (c) the excess, if any, of the credit provided for in Subdivision B of this Section 13.4 over the charge provided for therein; and (2) Each Party that owns an Excluded Interest shall be charged with the sum of (a) the excess, if any, of the charge provided for in Subdivision B of this Section 13.4 over the credit provided for therein, and (b) the total amount credited to such Party with respect to its Excluded Interest as Tangible Value of Tangible Property in any previous adjustment or adjustments made upon the establishment or revision of the Participating Area.

D.            If the charge provided for in Subdivision C of this Section 13.4 is equal to or greater than the credit provided for therein, no adjustment shall be made with respect to such Party. If, however, the credit provided for in Subdivision C of Section 13.4 is in excess of the charge provided for therein, the excess shall be charged on an Acreage Basis against the Committed Working Interests of the Parties that remain in the Participating Area after the contraction, and shall be paid by the owners of such Committed Working Interests to Unit Operator upon receipt of invoices therefor. The payments received by Unit Operator shall be paid or credited to the owner of such Excluded Interest.

13.5        Ownership of Wells and Tangible Property. From and after the Effective Date of a Resulting Area, all Usable Wells within the Resulting Area and all Tangible Property serving the Resulting Area shall be owned by the Parties (except Non-Drilling Parties) owning Committed Working Interests in the Resulting Area on an Acreage Basis, except that: (a) in the case of Tangible Property serving a Participating Area in addition to the Participating Area constituting the Resulting Area, only that undivided interest in such Tangible Property which is proportionate to that portion of the Tangible Value thereof included in the adjustment made when the Resulting Area occurred shall be owned by the Parties owning Committed Working Interests in the Resulting Area on an Acreage Basis.

13.6        [Intentionally Omitted].

13.7        Election to be Carried on an Adjustment Charge. In the event a Party is required to make payment to the Unit Operator under Subdivision D of Section 13.3 or Subdivision D of Section 13.4, such Party may elect to be a non-paying Party in lieu of making the payment and shall thereby be deemed to have relinquished all of its operating rights and working interests in the Resulting Area and Production allocated to all of the acreage of the non-paying Party in the Resulting Area to the Party or Parties to whom the payment should be made. The relinquishment shall include all of the non-paying Party’s Voting Rights on any matter concerning the Resulting Area. The election to be a non-paying Party must be made in writing within 30 days after the Unit Operator furnishes the Party having the election a written summary of the charges and credits attributable to its interest pursuant to this Article 13. The relinquished interest shall revert to the non-paying Party at such time as the proceeds of the Production, if sold, or the market value if not sold but used off the premises, attributable thereto (after deducting therefrom all Lease Burdens and all taxes upon or measured by such Production, all operating costs incurred in operating the wells in the Resulting Area existing at the time of relinquishment and all costs of transporting such Production) equals 400% of the otherwise required payment.

ARTICLE 14
SUPERVISION OF OPERATIONS BY PARTIES

14.1        Right of Supervision. Each operation conducted by Unit Operator under this Agreement or the Unit Agreement shall be subject to supervision and control by the Parties that are chargeable with the Costs thereof in accordance with the succeeding provisions of this Article 14.

14.2        Voting Control. In the supervision of an operation conducted by Unit Operator, the Parties chargeable with the Costs of the operation shall have the right to vote in proportion to their respective obligations for such Costs. The Parties having the right to vote on any other matter (subject to Section 32.18) shall vote thereon on an Acreage Basis. Except as provided for in the Unit Agreement, the affirmative vote of Parties having 65% or more of the voting power on any matter that is proper for action by them shall be binding upon all Parties entitled to vote thereon; provided, however that: (1) if one Party voting in the affirmative has 65% or more but less than 75% of the voting power, the affirmative vote of such Party shall not be binding upon the Parties entitled to vote thereon unless its vote is supported by the affirmative vote of at least one additional Party; and (2) if one Party voting in the negative or failing to vote has more than 35% but less than 50% of the voting power, the affirmative vote of the Parties having a majority of the voting power shall be binding upon all Parties entitled to vote, unless there is a negative vote of at least one additional Party. In the event only two Parties are entitled to vote, the vote of the one with the greater interest shall prevail. If only one Party is entitled to vote, such Party’s vote shall control. A Party failing to vote shall not be deemed to have voted either in the affirmative or in the negative. Any Approval or Direction provided for in this Agreement which receives the affirmative vote specified above shall be deemed given by and shall be binding upon all Parties entitled to vote thereon, except where the vote of a larger percentage is specifically required.

14.3        Meetings. Unless otherwise mutually agreed to by the Parties, Unit Operator will convene annual meetings, to occur on or before February 15 and on or before October 15 of each calendar year.  For the February 15 meeting, Unit Operator will present (i) a proposed budget for such year, (ii) location and depth of all proposed wells, and (iii) any pertinent operational matters.  For the October 15 meeting, Unit Operator will present (i) a review of current drilling, (ii) a technical discussion of well results and (iii) present a three year forecast of proposed well locations and anticipated expenditures.

Notwithstanding the foregoing, any matter that is proper for consideration by the Parties, or any of them, may be considered at a meeting held for that purpose. A meeting may be called by Unit Operator at any time, and a meeting shall be called by Unit Operator upon written request of any Party having voting power on any matter to be considered at the meeting. At least 10 days in advance of each meeting, Unit Operator shall give each Party entitled to vote at such meeting notice of the time, place and purpose of the meeting. Unit Operator’s representative shall be the Chairman of the meeting. Any Party that is not represented at a meeting may vote on any agenda item by a separate written notice delivered to and received by Unit Operator prior to the vote at the meeting.

14.4        Action Without Meeting. In lieu of calling a meeting, Unit Operator may submit any matter that is proper for consideration by the Parties, or any of them, by giving to each Party a notice describing in adequate detail the matter so submitted. Each Party entitled to vote on any matter so submitted shall communicate its vote thereon to Unit Operator within the period as may be designated in the notice given by Unit Operator (which period shall be not less than 10 nor more than 30 days); provided, however, if, within 10 days after submission of the matter, a request is made for a meeting in accordance with Section 14.3, then the matter shall be considered only at a meeting called for that purpose. If a meeting is not required, then, at the expiration of the period designated in the notice given by it, Unit Operator shall give to each Party entitled to vote thereon a notice stating the tabulation and result of the vote.

14.5        Representatives. Promptly after execution of this Agreement, each Party, by notice to Unit Operator or all other Parties, shall designate a representative authorized to vote for such Party and may designate an alternate authorized to vote for such Party in the absence of its representative. Any designation of a representative or alternate representative may be revoked at any time by notice given to all other Parties, provided the notice designates a new representative or alternate representative, as the case may be.

14.6        Audits. Audits may be made of Unit Operator’s records and books of account pertaining to operations hereunder, as provided in Exhibit 1.

14.7        Extraneous Projects. Nothing contained in this Agreement shall be deemed to authorize the Parties, by vote or otherwise, to act upon any matter or to authorize any expenditure unless the matter or expenditure relates to the conduct of operations authorized by the Unit Agreement or this Agreement.

14.8        Treatment of Carried Interests. If any working interest shown on Exhibit B to the Unit Agreement and committed thereto is a carried working interest, such interest shall, if the carrying Party executes this Agreement, be deemed to be, for purposes of this Agreement, a Committed Working Interest owned by the carrying Party.

14.9        Failure to Instruct. If or so long as the Parties, at any time or from time to time, fail to comply with provision of this Article 14, fail to vote as provided above, or fail to otherwise instruct Unit Operator with respect to operations conducted hereunder, then Unit Operator is authorized to proceed with Unit Operations in accordance with the standards prescribed in this Agreement, until otherwise instructed by the Parties, and expend such sums as may be required in connection therewith, subject to the limitations set forth herein and in Exhibit 1 attached hereto.

ARTICLE 15
UNIT OPERATOR’S POWERS AND RIGHTS

15.1        General Powers and Rights of Unit Operator. Subject to the limitations set forth in this Agreement, all operations authorized by the Unit Agreement and this Agreement shall be conducted by Unit Operator as an independent contractor. In the performance of its services under this Agreement, Unit Operator shall be an independent contractor not subject to the control or direction of the other Parties, except as to the type of operation to be undertaken in accordance with the election or voting procedures contained in this Agreement. Unit Operator shall not be deemed, or hold itself out as, the agent of the other Parties with authority to bind them to any obligation or liability assumed or incurred by Unit Operators as to any third party, unless otherwise provided for herein or authorized hereby. Unit Operator shall have exclusive custody of all materials, equipment and any other property used in connection with any operation within the Unit Area.

15.2        Employees. All individuals employed by Unit Operator in the conduct of operations hereunder shall be the employees of Unit Operator alone; and their working hours, rates of compensation, and all other matters relating to their employment shall be determined solely by Unit Operator.

15.3        Non-Liability. Unit Operator shall not have any liability as Unit Operator to the other Parties hereto for losses sustained or liabilities incurred, except as may result from gross negligence or willful misconduct.

15.4        Advances.  Unit Operator, at its election, shall have the right, from time to time and at any time, to demand and receive from the Parties chargeable therewith payment in advance for their respective shares of the estimated amount of Costs to be incurred during any month; which right may be exercised only by submission to each such Party of a properly itemized statement of such estimated Costs, together with an invoice for its share thereof. Each statement and invoice for the payment in advance of estimated Costs for the next succeeding month shall be submitted to the Parties on or before the 20th day of the preceding month. The amount of each invoice shall be payable within 30 days after receipt thereof, and thereafter shall bear interest at the rate provided for in the Accounting Procedure attached hereto as Exhibit “1”. Proper adjustments shall be made monthly between the advances and Costs in order that each Party shall bear and pay only its proportionate share of the Costs actually incurred. Unit Operator may request advance payment or security for the total estimated Costs to be incurred in a particular Drilling, Deepening, Plugging Back, Completing, Equipping or any other operation and, notwithstanding any other provisions of this Agreement, shall not be obligated to commence the same unless and until the advance payment is made, or Unit Operator is furnished with security acceptable to it for the payment by the Party or Parties chargeable therewith.  If any Party fails to pay its share of the estimated amount of Costs within the time period provided above, then such Party shall be deemed a defaulting Party and the Unit Operator shall be entitled to pursue any and all of the legal and equitable rights and remedies provided for elsewhere herein.

15.5        Preunitization Costs. Unit Operator shall invoice all Parties on an acreage basis for any Preunitization Costs.

15.6        Use of Unit Operator’s Drilling Equipment. Any Drilling, Deepening, Plugging Back or Completing operation conducted hereunder may be conducted by Unit Operator with its own tools and equipment, provided that the rates to be charged and the applicable terms and conditions are set forth in a drilling contract that receives the Approval of the Party or Parties chargeable with the Costs of the operation, except that in any case where Unit Operator alone constitutes the Drilling Party, Unit Operator shall obtain the Approval of the Parties within the Participating Area or other designated area for the well prior to the commencement of the operation.

15.7        Rights as Party. As an owner of a Committed Working Interest, the Party acting as Unit Operator shall have the same rights and obligations hereunder as if it were not Unit

Operator. In each instance where this Agreement requires or permits a Party to give notice, consent or approval to Unit Operator, the notice, consent or approval shall be deemed properly given by the Party acting as Unit Operator if and when given to all other Parties entitled to give or receive the notice, consent or approval.

15.8        Affiliates and Related Persons. All Parties specifically acknowledge and agree that the Unit Operator may employ or contract with consultants, owners, partners, shareholders, officers, directors, members, affiliates or related persons, and any related or affiliated entities, of the Unit Operator, and any and all charges incurred in connection therewith, so long as the same are reasonable and at competitive rates, may be charged by the Unit Operator to the Joint Account for the Unit Area and shall be borne by the Parties, and their successors and assignees, in proportion to their ownership interests in the Unit Area.

15.9        Interpretation of Regulations. The Parties hereby agree to and shall release and hold the Unit Operator harmless from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting from Unit Operator’s interpretation or application of laws, statutes, rules, rulings, regulations or orders of any applicable city, local, county, state or federal governmental agency or regulatory body, including predecessor and successor agencies, to the extent Unit Operator’s interpretation or application of such laws, statutes, rules, rulings, regulations or orders was made in good faith and in accordance with industry standards. The Parties further agree to reimburse Unit Operator for their proportionate shares of any amounts Unit Operator may be required to refund, rebate or pay as a result of any incorrect interpretation or application of such laws, statutes, rules, rulings, regulations or orders, together with the Parties’ proportionate shares of any interest and penalties owing by Unit Operator as a result of such incorrect interpretation or applications of such laws, statutes, rules, rulings, regulations or orders.

ARTICLE 16
UNIT OPERATOR’S DUTIES

16.1        Specific Duties. In the conduct of operations hereunder, Unit Operator shall conduct its activities in accordance with the terms, conditions and provisions set forth below and elsewhere in this Agreement.

A.            Conduct. Unit Operator shall conduct its activities under this Agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, and in accordance with good oilfield practice.

B.            Drilling of Wells. Unit Operator shall Drill, Deepen, Plug Back or Complete a well or wells only in accordance with the provisions of this Agreement.

C.            Compliance with Laws and Agreements. Unit Operator agrees to comply with the provisions of the Unit Agreement, all applicable laws and governmental regulations (whether Federal, State, or local), and Directions of the Parties pursuant to this Agreement. In case of a conflict between Directions of the Parties and the provisions of the Unit Agreement or such laws or regulations, than the provisions of the Unit Agreement or such laws or regulations shall govern.

D.            Consultation with Parties. Unit Operator agrees to consult freely with the Parties within the area affected by any operation hereunder and keep them advised of all matters arising in operations hereunder which Unit Operator deems important, in the exercise of its best judgment.

E.             Payment of Costs. Unit Operator agrees to pay all costs incurred in operations hereunder promptly as and when due and payable and keep the Committed Working Interests and all property used in connection with operations under this Agreement free from liens which may be claimed for the payment of such costs, except any lien which it disputes; in which event Unit Operator may contest the disputed lien upon giving notice thereof to the Parties affected thereby.

F.             Records. Unit Operator agrees to maintain complete and accurate records: (1) of all Costs incurred and of all controllable materials and equipment, which records, and receipts and vouchers in support thereof, shall be available for inspection by authorized employees or agents of the Parties at reasonable intervals during normal business hours at the office of Unit Operator, and (2) showing the monthly and cumulative gas volumes produced from each Participating Area in the Unit and the monthly and cumulative gas volumes taken for each Party’s account from each Participating Area in the Unit, which records shall be available for inspection by authorized employees or agents of the Parties at reasonable intervals during normal business hours at the office of Unit Operator.

G.            Information. Unit Operator agrees to furnish promptly to each Party chargeable with Costs of the operation involved and to each additional Party within the Sub-Area that makes timely written request therefor: (1) copies of Unit Operator’s AFEs or itemizations of estimated expenditures in excess of $100,000; (2) copies of all drilling reports, well logs and State and Federal reports; (3) samples of cores and cuttings taken from wells Drilled hereunder, to be delivered at the well in containers furnished by the Party requesting the same, and (4) such other and additional information or reports as may be required by Direction of the Parties within the area affected. If multiple copies of any materials are requested by any Party, Unit Operator may charge the cost thereof directly to the requesting Party.

H.            Access to Unit Area. Unit Operator shall permit each Party who is chargeable with Costs of the operations involved, through its authorized employees or agents, but at such Party’s sole risk and expense, to have access to the Unit Area at all times, including the derrick floor of each well Drilled, Deepened, Plugged Back or Completed or being Drilled, Deepened, Plugged Back or Completed hereunder, for the purpose of observing operations conducted hereunder and inspecting materials, equipment or other property used in connection with operations under this Agreement and to have access at reasonable times to information and data in the possession of Unit Operator concerning Unit operations.

I.              Scheduling and Delivery of Gas Production Taken In Kind. To the extent not addressed in a gas balancing agreement, whether attached as Exhibit 6 or a separate agreement, if any, Unit Operator shall comply with the reasonable requests of the Parties regarding the nomination, scheduling, delivery and reporting of gas Production that a Party desires to take in kind. Unit Operator shall be required to follow only those requests that are consistent with the rights of the Party making such requests. Notwithstanding the foregoing, Unit Operator shall not be required to assume any duties or obligations or incur additional liabilities in relation to any person buying, shipping or transporting Production.

J.             Notice of First Gas Sale From Each Well. Unit Operator shall give notice to all Parties of the first sale of gas from each well operated under the terms of this Agreement.

K.            Governmental Reports. Unit Operator shall prepare and file, as well as pay all fees, costs and expenses associated with, all local, city, county, state and federal reports, applications and forms with all applicable governmental authorities that are necessary, required or advisable in order to comply with applicable governmental rules, regulations, statues and laws, or that may be required of Unit Operator in connection with its duties under the Unit Agreement and this Agreement.

16.2        Insurance.

A.            Unit Operator. Unit Operator shall comply with the workers’ compensation laws of the state in which the Unit Area is located. Unit Operator shall also maintain in force at all times with respect to operations hereunder such other insurance, if any, as may be required by law. In addition, Unit Operator shall maintain such other insurance, if any, that is described in Exhibit 3 attached hereto or that receives the Approval of the Parties from time to time. Unit Operator shall carry no other insurance for the benefit of the Parties, except as above specified. Upon request by any Party, Unit Operator shall furnish evidence of the insurance carried by it with respect to operations hereunder.

B.            Contractors. Unit Operator shall require all contractors engaged in operations under this Agreement to comply with the workers’ compensation laws of the state in which the Unit Area is located, and to maintain such other insurance as may be required by Unit Operator or the Direction of the Parties.

C.            Automotive Equipment. In the event Automobile Public Liability insurance is specified in Exhibit 3 or subsequently receives the Approval of the Parties, no direct charge shall be made by Unit Operator for premiums paid for such insurance for Unit Operator’s automotive equipment.

16.3        Regulatory Compliance. In connection with the performance of work under this Agreement, Unit Operator agrees to comply with the provisions of Exhibit 4. Unit Operator agrees to insert such provisions in all contracts and subcontracts hereunder, as required by law or regulation.

16.4        Drilling Contracts. Each Drilling, Deepening, Plugging Back or Completing operation conducted hereunder, and not performed by Unit Operator with its own equipment in accordance with Section 15.10, shall be performed by a reputable drilling contractor having suitable equipment and personnel, under written contract between Unit Operator and the contractor, at the most favorable rates and on the most favorable terms and conditions bid, if bids were obtained, but otherwise at rates and on terms and conditions receiving the Approval of the Parties.

16.5        Uninsured Losses. Any and all payments made by Unit Operator in the settlement or discharge of any liability to third persons (whether or not reduced to judgment) arising out of an operation conducted hereunder and not covered by insurance provided herein shall be charged as Costs and borne by the Party or Parties for whose account the operation was conducted.

ARTICLE 17
LIMITATIONS ON UNIT OPERATOR

17.1        Specific Limitations on Unit Operator. In the conduct of operations hereunder, Unit Operator shall not, without first obtaining the Approval of the Parties, do or perform any of the acts or actions described below:

A.            Change in Operations. Unit Operator shall not make any substantial change in the basic method of operation of any well, except in the case of an emergency.

B.            Limit on Expenditures. Unit Operator shall not undertake any project reasonably estimated to require an expenditure in excess of $100,000.00; except in connection with any operation that has previously received the Approval of the Parties; provided, however, that: (1) Unit Operator is authorized to make all usual and customary operating expenditures that are required in the normal course of producing operations; (2) whenever Unit Operator is authorized to conduct a Drilling, Deepening, Plugging Back or Completing operation, or to undertake any other project in accordance with this Agreement, Unit Operator shall be authorized to make all reasonable and necessary expenditures in connection therewith, and (3) in case of emergency, Unit Operator may make such immediate expenditures as may be necessary for the protection of life or property, but notice of the emergency shall be given to all Parties as promptly as reasonably practicable. Unit Operator shall be required to prepare an AFE or estimate for any operation for which the Costs are reasonably estimated to exceed the amount of $100,000.00; however, Unit Operator shall not be required to prepare an AFE or estimate for any operation if the Costs thereof are reasonably estimated to be less than $100,000.00. If Unit Operator actually prepares an AFE for its own use for any single operation that is expected to Cost less than $100,000.00, then the Unit Operator shall furnish a copy of the AFE to any Party requesting a copy thereof.

C.            Partial Relinquishment. Unit Operator shall not make any partial relinquishment of its rights as Unit Operator, appoint any sub-operator, or execute any Designation of Agent.

D.            Settlement of Claims. Unit Operator shall not pay in excess of $25,000.00 in settlement of any claim (other than workers’ compensation claims) for injury to or death of persons or for loss of or damage to property.

E.             Determinations. Unit Operator shall not make any of the determinations provided in the Unit Agreement to be made by Unit Operator, except as otherwise specified in this Agreement.

17.2        Resignation or Removal and Selection of a Successor Unit Operator. The provisions described below shall govern the resignation or removal of Unit Operator and the selection of a successor.

A.            Resignation. Unit Operator may resign at any time either prior to or after the establishment of a Participating Area upon compliance with the provisions of Section 5 of the Unit Agreement. If Unit Operator terminates its legal existence, no longer owns a Committed Working Interest in the Unit Area, or is no longer capable of serving as Unit Operator, Unit Operator shall be deemed to have resigned without any action of the other Parties, except the selection of a successor; and Unit Operator shall, and any Party may, give notice of the resignation to the Authorized Officer as provided in Section 5 of the Unit Agreement.

B.            Removal. Upon default, gross negligence, willful misconduct or substantial failure in performance of its duties or obligations under the Unit Agreement or this Agreement, Unit Operator may be removed by the Approval of the Parties after excluding the voting interest of the Unit Operator, and the Parties shall, or any Party may, promptly give written notice to the Unit Operator of such Approval of the Parties to remove the Unit Operator detailing the default or failure in performance. If Unit Operator fails to cure the default or failure within 60 days after its receipt of the notice or, if the default or failure concerns an operation then being conducted within 96 hours after its receipt of the notice, Unit Operator shall be removed without any further action on behalf of the Parties; and any Party may give notice thereof to the Authorized Officer as provided in Section 5 of the Unit Agreement. If, however, Unit Operator cures the default or failure within the applicable period, Unit Operator shall be deemed reinstated and the Approval of the Parties shall be of no force or effect.

C.            Selection of Successor. Upon the resignation or removal of Unit Operator under any provision of this Agreement or the Unit Agreement, a successor Unit Operator shall be selected by the Approval of the Parties; provided, however, if a Unit Operator that has been removed or is deemed to have resigned owning a Committed Working Interest fails to vote or votes only to succeed itself, then the successor Unit Operator shall be selected by the Approval of the Parties after excluding the voting interest of the Unit Operator that was removed or deemed to have resigned. The selection of the successor Unit Operator shall become effective upon compliance with the requirements of Section 6 of the Unit Agreement.

D.            Effect of Bankruptcy. If Unit Operator becomes insolvent or bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by the Parties, except the selection of a successor. If a petition for relief under the bankruptcy laws is filed by or against Unit Operator, and the removal of Unit Operator is prevented by the bankruptcy laws, all Parties (including Unit Operator) shall, subject to approval of the Authorizing Officer, comprise an interim operating committee to serve until Unit Operator has elected to reject or assume this Agreement pursuant to the bankruptcy laws. An election to reject this Agreement by Unit Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Unit Operator without any action by the other Parties, except the selection of a successor.

E.             Appointment of Common Agent. In the event Unit Operator resigns or is removed after establishment of a Participating Area, a common agent shall be appointed by the Approval of the Parties to represent them in any action to be taken under the Unit Agreement prior to the acceptance of a successor by the Authorizing Officer, as provided in the Unit Agreement; provided, however, if a Unit Operator that has been removed or has resigned fails to vote or votes only for itself as the common agent, then the common agent shall be appointed by the Approval of the Parties after excluding the voting interest of the Unit Operator that was removed or deemed to have resigned.

ARTICLE 18
TITLES

18.1        Representation of Ownership. Each Party represents to all other Parties that, to the best of its knowledge and belief, its ownership of Committed Working Interests in the Unit Area is correctly set forth in Exhibit B to the Unit Agreement. If such ownership is incorrectly stated, the rights and responsibilities of the Parties shall be governed by the provisions of this Article 18, but the incorrect statement shall not be a cause for canceling or terminating this Agreement.

18.2        Title Papers to be Furnished.

A.            Lease Papers. Upon Unit Operator’s request, each Party, after executing this Agreement, shall promptly furnish Unit Operator with copies of all leases, assignments, options and other contracts such Party has in its possession relating to title to its Committed Working Interests.

B.            Title Papers for Pilot Wells. Within 30 days after the effective date of this Agreement, each Party within the area described as the title examination area in Exhibit 2 shall, at its own expense but without responsibility for the accuracy thereof, furnish Unit Operator with the following-described title materials then in its possession or control relating to all lands within such area in which it owns Committed Working Interests:

(1)           Abstracts of title based upon the county records;

(2)           All lease papers, or copies thereof, mentioned in Subdivision A of this Section 18.2 which the Party has in its possession and which have not been previously furnished to Unit Operator;

(3)           Copies of any title opinions which the Party has in its possession;

(4)           If Federal lands are involved, status reports setting forth the entries found in the BLM State Office for such lands, and certified copies of the serial register pages and case abstracts for the Federal leases involved;

(5)           If State lands are involved, status reports setting forth the entries found in the State records for such lands; and

(6)           If Indian lands are involved, status reports setting forth the entries found in the Bureau of Indian Affairs Agency Realty Office having jurisdiction over such lands and in the Bureau of Indian Affairs Land Titles and Records Office having jurisdiction over such lands.

C.            Title Papers for Subsequent Wells. Any Party that proposes the Drilling of a Subsequent Test Well or Exploratory Well or Wells shall, at the time of giving notice for the proposed well or wells, designate a title examination area not exceeding the Drilling Block designated for such well or wells under Subdivision A of Section 9.2. When the Drilling of a Development Well receives the Approval of the Parties within the Participating Area in which it is to be Drilled, a title examination area covering lands outside any Participating Area may be designated by the Approval of the Parties. Within 30 days after the designation or Approval, each Party within the title examination area shall, at its own expense, furnish Unit Operator with the title materials listed in Subdivision B of this Section 18.2 not previously furnished and relating to all lands within the area in which it owns Committed Working Interests.

D.            Title Papers on Establishment or Enlargement of a Participating Area. Within 30 days after the establishment or the enlargement of a Participating Area, each Party shall furnish Unit Operator all the title materials in its possession or control listed in Subdivision B of this Section 18.2 not previously furnished and relating to all of its Committed Working Interests in the lands lying within the Participating Area as established or enlarged.

18.3        Title Examination. Promptly after all title materials delivered pursuant to Section 18.2 have been received, Unit Operator shall deliver the same to a qualified attorney or attorneys selected by Unit Operator. At the expiration of the 30-day period in which the Parties are required to furnish materials pursuant to Section 18.2, the Unit Operator shall obtain any title materials not so furnished by the Parties necessary or convenient for the examination of title. All costs of obtaining such title materials shall be borne by the Party or Parties owning the Committed Working Interest to which the title materials relate on a tract basis. Unit Operator shall arrange to have such title materials examined promptly by the attorney or attorneys and shall distribute copies of title opinions to all Parties within the title examination area as soon as they are received. Each Party shall be responsible, at its expense, for curing its own titles. After a reasonable time (not exceeding 90 days after the distribution of the title opinions) has been allowed for any necessary curative work, Unit Operator shall submit to each Party written recommendations for approval or disapproval of the title to each Committed Working Interest involved, and thereafter the Parties shall advise Unit Operator in writing, within 15 days after receipt of the recommendations, of approval or disapproval of titles. A Party’s failure to respond to Unit Operator’s recommendations within such 15 day period shall be deemed to constitute an approval of such recommendations by the non-responding Party.

18.4        Option for Additional Title Examination. Any Party that furnishes materials for title examination pursuant to Section 18.2 shall have the right to examine all materials furnished Unit Operator. If additional, independent title examination is elected, it shall be at the sole cost and expense of the Party electing to perform the same; and such Party shall bear any expense that may be necessary to reproduce title materials for its use, if required. Whether or not additional title examination is elected, each Party shall have the right to approve or disapprove titles according to the provisions of this Article 18.

18.5        Approval of Titles Prior to Drilling. Where the Committed Working Interests within a title examination area are owned by more than one Party, no Drilling shall be conducted in the area until titles to the Committed Working Interests therein have received the approval of the Unit Operator as provided below. If a Drilling Block has been designated for the Drilling of a well or wells, the well or wells shall not be Drilled until titles to the Committed Working Interests within the title examination area established for the well or wells have received the approval of the Unit Operator within the Drilling Block for the well(s). Approval of title to lands within a Drilling Block shall be binding on all Parties owning Committed Working Interests within the Drilling Block. If lands outside a Participating Area are included in the title examination area for a Development Well or Wells, the well or wells shall not be Drilled until titles to the Committed Working Interests within the title examination area have received the approval of the Unit Operator therein.

18.6        Failure of Title to Committed Working Interest Before Approval. If title to a Committed Working Interest shall fail in whole or in part prior to receiving the approval of the Unit Operator, the Parties that improperly claimed the interest shall sustain the entire loss occasioned by the failure of title and do hereby expressly relieve and indemnify Unit Operator and all other Parties from and against any and all liability on account thereof.

18.7        Failure of Title to Committed Working Interest After Approval. If title to a Committed Working Interest which has received the approval of the Unit Operator under Section 18.5 fails in whole or in part at a time when the tract affected thereby is within an active Drilling Block or within a Drilling Block upon which a well or wells have been Completed other than as a producer of unitized substances or de-watering well, then:

A.            The loss, the cost of litigation, and any ensuing liability shall be borne by the Parties having interests in the affected Participating Area or Drilling Block (including the Party whose Committed Working Interest has been lost and including the acreage of such Committed Working Interest);

B.            There shall be relinquished to the Party whose Committed Working Interest has been lost the proportionate part of each of the other Committed Working Interests in the lands within the affected Participating Area or Drilling Block, subject to a like proportion of their respective Lease Burdens, as may be necessary to make the loss of such Committed Working Interest a joint loss of the Parties within the Participating Area or Drilling Block; and

C.            The relinquished portions of said Committed Working Interests (subject to their proportionate part of the Lease Burdens attributable thereto) shall be deemed owned by the Party receiving the same.

18.8        Joinder by True Owner. If title to a Committed Working Interest fails in whole or in part, such Committed Working Interest shall no longer be subject to this Agreement or the Unit Agreement. The true owner of a Committed Working Interest, title to which has failed, may join in this Agreement or enter into a separate operating agreement with the Parties to this Agreement upon such terms and conditions as receive the Approval of the Parties within the Unit Area and subject to any valid claims by the true owner.

18.9        Title Challenge. In the event of any suit or action challenging the title of any Party to any of the oil and gas rights committed by such Party to this Agreement and to the Unit Agreement, the Party served will immediately notify the other Parties, and the Party whose title has been challenged shall immediately take over and be in charge of the conduct of the litigation and shall bear the entire cost of the litigation, unless the title has previously received the Approval of the Parties, in which event the provisions of Section 18.8 shall apply.

ARTICLE 19
UNLEASED INTERESTS

19.1        Treated as Leased. If a Party owns in fee all or any part of the oil and gas rights in any tract within the Unit Area which is not subject to any oil and gas lease or other contract in the nature thereof, such Party shall be deemed to own a Committed Working Interest in such tract and also a royalty interest therein in the same manner as if such Party’s oil and gas rights in such tract were covered by the form of oil and gas lease attached hereto as Exhibit 5.

19.2        Execution of Lease. In any provision of this Agreement where reference is made to an assignment or conveyance by any Party of its Committed Working Interest to any other Party, each such reference as to any Party owning an unleased interest shall be interpreted to mean that such Party shall execute an oil and gas lease to such other Party in the form of Exhibit 5, in order to satisfy the requirement for an assignment or conveyance of a Committed Working Interest.

ARTICLE 20
RENTALS

20.1        Rentals. Each Party shall be obligated to pay any and all rentals and other sums (other than Lease Burdens) payable upon or with respect to its Committed Working Interests, subject, however, to the right of each Party to surrender any of its Committed Working Interests in accordance with Article 27. Upon request, each Party shall furnish to Unit Operator satisfactory evidence of the making of such payments. No Party, however, shall be liable to any other Party for unintentional mistake, or failure to make any such payment, provided it has acted in good faith.

20.2        Loss of Committed Working Interest. If a Committed Working Interest is lost through failure to make any payment provided above to be made by the Party owning the same, the loss shall be borne entirely by such Party; provided, however, if the Committed Working Interest so lost covers land within a Participating Area, the provisions of Section 18.8 shall apply.

ARTICLE 21
TAXES

21.1        Payment. Any and all ad valorem and severance taxes payable on Committed Working Interests (and upon Lease Burdens which are not payable by the owners thereof) or on materials, equipment or other property acquired and held by Unit Operator hereunder, and any and all taxes (other than income taxes) based on or measured by unitized substances produced from the Unit

Area which are not payable by the purchaser or purchasers thereof or by the owner of Lease Burdens shall be paid by Unit Operator as and when due and payable.

21.2        Apportionment. Taxes on materials, equipment and other property acquired and held by Unit Operator hereunder shall be charged to and borne by the Parties owning the same in proportion to their respective interests therein. All taxes paid by Unit Operator based on or measured by the value of Production shall be charged to and borne by the Parties taking and selling the same in the same proportions as the assessed values of their respective portions of the Production bear to the whole thereof. All other taxes paid by Unit Operator shall be charged to and borne by the Parties in proportion to their ownership in the Committed Working Interests or unitized substances (as the case may be) on or with respect to which such taxes are paid. All reimbursements from owners of Lease Burdens, whether obtained in cash or by deduction from Lease Burdens, on account of any taxes paid for such owners shall be paid or credited to the Parties in the same proportions as such taxes were charged to such Parties.

21.3        Transfer of Interests. In the event of a transfer by one Party to another under the provisions of this Agreement of any Committed Working Interest or of any other interest in any well or in the materials and equipment in any well, the taxes mentioned above that are assessed against the transferred interest for the taxable period in which the transfer occurs shall be apportioned among the Parties (and any applicable third parties) so that each shall bear the percentage of the taxes which is proportionate to that portion of the taxable period during which it owned the interest.

21.4        Notices and Returns. Each Party shall promptly furnish Unit Operator with copies of all notices, assessments, levies or tax statements it receives pertaining to the taxes to be paid by Unit Operator. Unit Operator shall make such returns, reports and statements as may be required by law in connection with any taxes provided above to be paid by it, and shall furnish copies to the Parties upon request. Unit Operator shall notify the Parties of any tax which it does not propose to pay before the tax becomes delinquent.

21.5        Election. If, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, and if the Parties have not otherwise agreed to form a tax partnership pursuant to Exhibit 7 attached hereto or any other agreement between them, then each Party thereby affected elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A”, of the Internal Revenue Code of 1986, as amended (“Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Unit Operator is authorized and directed to execute on behalf of each Party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements and the data required by Treasury Regulation § 1.761. Should there be any requirement that each Party hereby affected give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election. No Party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Unit Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A”, of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each Party affected thereby shall make such election as may be permitted or required by such laws. In making the foregoing election, each Party states that the income derived from operations hereunder can be adequately determined without the computation of partnership taxable income. This election by the

Parties to be excluded from the application of all of the provisions of Subchapter “K” does not apply in any way to any subsequent agreements between the Parties or with third parties concerning the sharing of costs for the drilling of any wells in the Unit Area. The Parties reserve the right to decide with each subsequent agreement whether they elect to be excluded from the application of Subchapter “K”.

ARTICLE 22
WITHDRAWAL OF TRACTS AND UNCOMMITTED INTERESTS

22.1        Right of Withdrawal. If the owner of any substantial interest in a tract within the Unit Area fails or refuses to join in the Unit Agreement, then the tract may be withdrawn from the Unit Agreement, as provided therein.

22.2        Non-Withdrawal. Should the Party or Parties having the right under the Unit Agreement to withdraw a tract from the Unit Agreement fail to exercise such right, then all payments and liabilities accruing to the owners of uncommitted interests in the tract shall be paid and borne by such Party or Parties.

ARTICLE 23
COMPENSATORY ROYALTIES

23.1        Notice. Whenever demand is made in accordance with the Unit Agreement for the payment of compensatory royalties, Unit Operator shall give notice thereof to each Party affected by the demand.

23.2        Demand for Failure to Drill a Development Well. If the demand for compensatory royalties results from the failure to have Drilled a Development Well and the well is not Drilled, then Unit Operator shall pay the compensatory royalties. The payment shall be charged as Costs incurred in operations within the Participating Area involved.

23.3        Demand for Failure to Drill a Well Other Than a Development Well. If the demand for compensatory royalties results from the failure to have Drilled a well other than a Development Well and the well is not Drilled, then Unit Operator shall pay the compensatory royalties. The payment shall be chargeable to and borne by the Parties that would be obligated to bear the Costs of the well if the well were Drilled as a Required Well under Subdivision B of Section 10.4.

ARTICLE 24
SEPARATE MEASUREMENT AND SALVAGE

24.1        Separate Measurement. If a well completed as a well producing or capable of producing unitized substances is in or becomes included in a Participating Area but is not owned on an Acreage Basis by all the Parties within the Participating Area, (such as by way of example and not limitation, a well drilled under Article 12), and if, within 30 days after request therefor by any interested Party, a method of measuring the Production from the well without the necessity of additional facilities does not receive the Approval of the Parties, then Unit Operator shall install such additional tankage, flow lines or other facilities for separate measurement of the unitized substances produced from the well as Unit Operator may deem necessary. The Costs of the facilities for separate measurement shall be charged to and borne by the Drilling Party for the well and treated as Costs incurred in operating the well, notwithstanding any other provisions of this Agreement.

24.2        Salvaged Materials. If any materials or equipment are salvaged from a well completed as a well producing or capable of producing after being Drilled, Deepened or Plugged Back, other than for the account of all the Parties entitled to participate therein, then the proceeds derived from the sale thereof or, if not sold, the Salvage Value thereof, shall be treated in the same manner as proceeds of Production from the well.

ARTICLE 25
ENHANCED RECOVERY AND PRESSURE MAINTENANCE

25.1        Approval Required. Unit Operator shall not undertake any program of secondary or tertiary recovery or other enhanced recovery or pressure maintenance procedures involving injection of gas, water or other substances by any method, whether now known or hereafter devised, without first obtaining the Approval of the Parties owning, on an Acreage Basis, not less than 85% of the Committed Working Interests in the Participating Area affected by the program. This limitation shall not apply to procedures customarily used by industry to improve or prolong primary production including, but not limited to, fracturing, acidizing and other well reworking or stimulation techniques. After the Parties have voted to undertake a program of enhanced recovery or pressure maintenance in accordance with this Section 25.1, the conduct of the program shall be subject to supervision by the Parties, as set forth in Article 14.

25.2        Above-Ground Facilities. This Agreement shall not be deemed to require or allow any Party to participate in the construction or operation of any gas compression equipment, gasoline plant, sulphur recovery plant, dewaxing plant or other above-ground facilities to process or otherwise treat Production, other than such facilities as may be required for treating Production in ordinary lease operations and such facilities as may be required in the conduct of operations authorized under Section 25.1.

ARTICLE 26
TRANSFERS OF INTEREST

26.1        Sale by Unit Operator. If Unit Operator sells or otherwise transfers all its Committed Working Interests other than a transfer to an Affiliate or a mortgage of such interest, it shall resign and a new Unit Operator shall be selected as provided in the Unit Agreement.

26.2        Assumption of Obligations. No transfer of any Committed Working Interest shall be effective unless the same is made expressly subject to the Unit Agreement and this Agreement, and the transferee agrees in writing to assume and perform all obligations of the transferor under the Unit Agreement and this Agreement, insofar as they relate to the interest assigned. An assumption of obligations shall not be required in the event a Party grants a lien on or security interest in all or any portion of its interest in the Unit Area by mortgage, deed of trust, security agreement or otherwise; provided that such lien or security interest shall be subject to the terms of the Unit Agreement and this Agreement, and any purchaser or transferee at a foreclosure sale pursuant thereto or transfer in lieu thereof shall agree in writing to assume and perform all obligations of the Party that granted the lien and security interest under the Unit Agreement and this Agreement.

26.3        Effective Date of Transfer. A transfer of Committed Working Interests by a Party to another Party or a third party shall not be effective as among the Parties until the first day of the month next following the delivery to Unit Operator of the original or a certified or verified copy of the instrument of transfer that conforms to the requirements of Section 26.2. In no event shall a transfer of Committed Working Interests relieve the transferring Party of any obligations accrued under this Agreement prior to such effective date. Any obligation assumed by the transferor to participate in the Drilling, Deepening, Plugging Back or Completing of a well prior to such effective date shall be deemed an accrued obligation. In addition to transfers of Committed Working Interests, a Party shall notify Unit Operator promptly after becoming aware of any transfer of an overriding royalty interest or other burden affecting its Committed Working Interests in the Unit Area.

26.4        Division of Interests. If at any time the interest of any Party is divided among and owned by four or more co-owners, Unit Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such Party’s share of the joint expenses, and to generally deal with (including the power to bind) the co-owners of such Party’s interest within the scope of the operations covered by this Agreement.  However, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Production produced from the Unit Area, and they shall have the right to separately receive payment of the sale proceeds thereof.

ARTICLE 27
RELEASE FROM OBLIGATIONS AND SURRENDER

27.1        Surrender or Release Within Participating Area. A Committed Working Interest in land within a Participating Area shall not be surrendered, except with the consent of all Parties within the Participating Area. A Party that owns a Committed Working Interest in land within a Participating Area that has not, at that time, committed to participate in the Drilling, Deepening or Plugging Back of a well within the Participating Area may be relieved of obligations accruing in the future with respect to the Participating Area, as then constituted, by executing and delivering to Unit Operator an assignment conveying to all other Parties within the Participating Area all Committed Working Interests owned by such Party in lands within the Participating Area, together with the entire interest of such Party in any and all wells, materials, equipment and other property within or pertaining to the Participating Area.

27.2        Procedure on Surrender or Release Outside Participating Area. Whenever a Party or Parties owning 100% of the Committed Working Interest in any tract which is not within any Participating Area desire to surrender the 100% interest, such Party or Parties shall give to all other Parties notice thereof, and a description of the Committed Working Interest. The Parties receiving the notice, or any of them, shall have the right at their option to take from the Party or Parties desiring to surrender, an assignment of the Committed Working Interest by giving the Party or Parties desiring to surrender a notice of election so to do within 30 days after receipt of notice of the desire to surrender. If the election is made as provided above, the Party or Parties taking the assignment (which shall be taken by them in proportion to the acreage of their respective Committed Working Interests among themselves in the Unit Area) shall pay the assigning Party or

Parties for its or their share of the Salvage Value of all wells, if any, in which the assigning Party or Parties own an interest and which are located on the land covered by the Committed Working Interest. Such payment shall be made upon receipt of the assignment. If no Party elects to take the assignment within the 30-day period, then the Party or Parties owning the Committed Working Interest may surrender the same, if surrender thereof can be made in accordance with the Unit Agreement. Whenever a Party owning less than 100% of the Committed Working Interest in any tract desires to surrender its interest therein, the interest may be acquired by the other Party or Parties owning Committed Working Interests in the tract without notice being given to any other Parties owning interests within the Unit Area. In the event the other Party or Parties owning Committed Working Interests in the tract to be surrendered do not desire to acquire the interest, the interest shall be treated as a 100% interest.

27.3        Accrued Obligations. A Party making an assignment or surrender in accordance with Section 27.1 or Section 27.2 shall not be relieved of its liability for any obligation accrued under this Agreement at the time the assignment or surrender is made, or of the obligation to bear its share of the Costs incurred in any Drilling, Deepening or Plugging Back operation in which such Party had elected to participate prior to making the assignment or surrender, except to the extent that the Party or Parties receiving the assignment shall assume, with the Approval of the Parties, any and all obligations of the assigning Party under this Agreement and under the Unit Agreement. A Party’s obligation to pay its share of costs of plugging and abandonment (including reclamation of the surface) shall accrue at the time such Party elects to participate in any Drilling, Deepening or Plugging Back operation.

ARTICLE 28
LIABILITY, LIENS, AND REMEDIES

28.1        Liability. The liability of the Parties hereunder shall be several and not joint or collective. Each Party shall be responsible only for its share of obligations provided for herein.

28.2        Relationship of Parties. It is not the intention of the Parties to create, nor shall this Agreement or the Unit Agreement be construed as creating, a mining or other partnership, joint venture, trust or association between the Parties or to render them liable as partners, co-venturers or principals. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries or to have established a confidential relationship, but rather shall be free to act on an arm’s-length basis in accordance with their own respective self-interests, subject, however, to the obligation of the Parties to act in good faith in their dealings with each other with respect to activities hereunder.

28.3        Liens and Security Interests. Each Party grants to the other Parties hereto a lien on and security interest in any interest it now owns or hereafter acquires in the oil and gas rights in any tract within the Unit Area, and any interest it now owns or hereafter acquires in the personal property and fixtures thereon, or used or obtained for use in connection therewith, to secure performance of all of its obligations and duties under this Agreement, including without limitation, payment of Costs, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interests as required hereunder, and the proper performance of operations hereunder. The lien and security interest shall include each Party’s Committed Working Interest, together with all leasehold, working, operating rights, mineral, royalty, overriding royalty and other interests in the Unit Area now owned or hereafter acquired, the Production therefrom and equipment situated thereon or used or obtained for use in connection therewith, and all accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Production at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom and all proceeds and products thereof.

A.            Recording Supplement. To perfect the lien and security interest provided for herein, each Party agrees to execute and acknowledge a recording supplement in the form attached hereto as Exhibit 8 and any financing statement prepared and submitted by any Party in connection therewith, and Unit Operator is authorized to file this Agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Unit Area is situated, as well as such other states as Unit Operator shall deem appropriate to perfect the security interest granted hereunder. Any Party may file this Agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and a financing statement with the proper officer under the Uniform Commercial Code.

B.            Priority of Lien and Security Interest. Each Party represents and warrants to the other Parties that the lien and security interest granted by such Party to the other Parties shall be a first and prior lien and security interest, and each Party hereby agrees to maintain the priority of the lien and security interest against all persons acquiring an interest in oil and gas interests covered by this Agreement by, through or under such Party. All parties acquiring an interest in oil and gas interests covered by this Agreement, whether by assignment, merger, mortgage, operation of law or otherwise, shall be deemed to have taken subject to the lien and security interest granted herein as to all obligations and duties attributable to the interest hereunder, whether or not the obligations arise before or after the interest is acquired.

C.            Remedies. To the extent that the Parties have a security interest under the Uniform Commercial Code of the state in which the Unit Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under such code. The bringing of a suit and the obtaining of judgment by a Party for any sum due hereunder shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof.

D.            Collection or Offsetting of Production Proceeds.

(1)           Upon default by any Party in the payment of its share of Costs, expenses, interests or fees, or upon the improper use of funds by Unit Operator, the other Parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting Party’s share of Production until the amount owed by such Party, plus interest as provided in Exhibit 1, has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting Party’s share of Production. All purchasers of Production may rely on a notification of default from the nondefaulting Party or Parties stating the amount due as a result of the default, and all Parties waive any recourse available against purchasers for releasing production proceeds as provided in this Paragraph D.

(2)           If Unit Operator is disbursing the proceeds paid and received for Production obtained from all or any portion of the Unit Area, then Unit Operator may, from time to time and at such times as it deems necessary, required or advisable, and in addition to any other rights and remedies provided for herein, offset each Party’s share of monthly Costs, lease operating expenses, joint interest billings and any and all other amounts payable by such Party to Unit Operator pursuant to this Agreement and Exhibit “1” attached hereto from and against such Party’s percentage or fractional share of Production, revenue, proceeds and monies obtained and sold from the Unit Area. In such event, the unpaid amount of such Costs and expense: (1) shall constitute a liability payable by the Party to the Unit Operator pursuant to the terms hereof; (2) may, at Unit Operator’s sole option, be carried forward to the next succeeding month(s); (3) shall be subject to the same offset provisions set forth above, and (4) if not carried forward by the Unit Operator, as provided above, the amount must be paid by the Party to the Unit Operator pursuant to the terms hereof, including Exhibit “1” attached hereto. Unit Operator agrees to and shall provide to each Party, as more particularly provided for elsewhere herein, a monthly statement or accounting reflecting: (1) the Party’s percentage or fractional share of production, revenue and proceeds received by the Unit Operator for the applicable month during which such Production was obtained; (2) the Party’s percentage or fractional share of Costs, lease operating expenses, joint interest billings and any and all other Costs and expenses due and payable by the Party to the Unit Operator pursuant to the terms hereof, including Exhibit “1” attached hereto, for the immediately preceding calendar month; (3) the amount of any excess revenue or proceeds from Production distributed to the Party, and (4) if applicable, the excess amount of the above-described expenses over and above the Party’s share of the proceeds or revenue from Production.

E.             Make-Up of Defaulting Party’s Share. If any Party fails to pay its share of Costs within 120 days after rendition of a statement therefor by Unit Operator, such failure shall be deemed to be a default by such Party and the nondefaulting Parties, including Unit Operator, shall, upon request by Unit Operator, pay the unpaid amount in the proportion that the interest of each such Party bears to the interest of all such Parties. The additional amount paid by each Party paying its share of the unpaid amount shall be secured by the lien and security interest described in this Section 28.3, and each paying Party may independently pursue any remedy available hereunder or otherwise.

F.             Waiver of Rights. If any Party does not perform all of its obligations hereunder, and the failure to perform subjects such Party to foreclosure or execution proceedings pursuant to the provisions of this Agreement, then, to the extent not prohibited by applicable law, the defaulting Party waives: (1) any available right of redemption from and after the date of judgment; (2) any required valuation or appraisement of the property prior to sale; (3) any available right to stay execution or to require a marshalling of assets, and (4) any required bond in the event a receiver is appointed. In addition and to the extent not prohibited by applicable law, each Party hereby grants to the other Parties a power of sale as to any property that is subject to the lien and security interest granted hereunder, and such power shall be exercised in the manner provided by applicable law or otherwise and in a commercially reasonable manner and upon reasonable notice.

G.            Statutory Liens. Each Party agrees that the other Parties shall be entitled to utilize the provisions of the oil and gas lien law or other lien law of any state in which the Unit Area is situated in order to enforce the obligations of each Party hereunder. Without limiting the generality of the foregoing, to the extent not prohibited by applicable law, the Parties agree that Unit Operator may invoke or utilize the mechanics’ or materialmen’s lien law of the state in which the Unit Area is situated in order to secure the payment to Unit Operator of any sums due hereunder for services performed or materials supplied by Unit Operator.

28.4        Defaults and Remedies. If any Party fails to discharge any financial obligation under this Agreement within the period required for a payment hereunder, then, in addition to the remedies provided for elsewhere in this Agreement, the remedies specified in this Section 28.4 shall be available. For purposes of this Section 28.4, all notices and elections shall be delivered only by Unit Operator, except that Unit Operator shall deliver any notices and elections requested by a nondefaulting Party, and when Unit Operator is the Party in default, the applicable notices and elections may be delivered by a Party that is not the Unit Operator. Election of any one or more of the following-described remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a nondefaulting Party.

A.            Suspension of Rights. Any Party may deliver to the Party in default a notice of default, which shall specify: (1) the event of default; (2) the action to be taken to cure the default, and (3) that failure to take the action will result in the exercise of one or more of the remedies contained in this Article. If the default is not cured within 30 days after the delivery of the notice of default, then all of the rights of the defaulting Party granted by this Agreement may, upon notice, be suspended until the default is cured, without prejudice to the right of the nondefaulting Party or Parties to continue to enforce the obligations of the defaulting Party previously accrued or thereafter accruing under this Agreement. If Unit Operator is the Party in default, Unit Operator shall also be subject to removal pursuant to the provisions of the Unit Agreement. The rights of a defaulting Party that may be suspended hereunder at the election of the nondefaulting Parties shall include, without limitation: (1) the right to receive information as to any operation conducted hereunder during the period of default; (2) the right to elect to participate in any operation proposed under this Agreement; (3) the right to participate in any operation being conducted under this Agreement even if the Party has previously elected to participate in the operation; (4) the right to receive proceeds of production from any well subject to this Agreement, and (5) any voting rights.

B.            Suit for Damages. The nondefaulting Parties, or Unit Operator for the benefit of the nondefaulting Parties, may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit 1. Nothing contained herein shall prevent any Party from suing any defaulting Party to collect consequential damages accruing to such Party as a result of the default.

C.            Deemed Non Consent.   Unit Operator may, at its sole option, and Unit Operator shall, upon Approval of the nondefaulting Parties, deliver a written notice of non-consent election to any defaulting Party at any time after the expiration of a thirty (30) day cure period following delivery of the applicable notice of default.  In such event, if the amount owed by the defaulting Party is for the Drilling, Deepening, Sidetracking, Reworking, Plugging Back, Completing, Recompleting or Equipping of a well or for any other operation hereunder and such amount is not paid by the defaulting Party within the thirty (30) day cure period provided above, then the defaulting Party will be conclusively deemed to have elected not to participate in the operation and will be a Non-Consenting Party with respect thereto.  The defaulting Party shall be subject to the non-consent provisions and penalties contained herein to the extent of the unpaid Costs owed by such Party, notwithstanding any previous election to participate made by such Party. Until delivery of the above-described notice of non-consent election to the defaulting Party, such Party shall have the right to cure its default by paying its unpaid share of Costs, plus interest at the rate set forth in Exhibit “1” attached hereto; provided, however, that the payment thereof shall not prejudice the rights of the nondefaulting Parties to pursue remedies for damages incurred by the nondefaulting Parties as a result of the default. Any interest relinquished by the defaulting Party pursuant to this Section shall be credited to the Unit Operator or the nondefaulting Parties who paid such Costs, as the case may be, in accordance with the non-consent provisions contained elsewhere herein, and the nondefaulting Parties shall be required to contribute their respective shares of the defaulted amount.

D.            Cumulative Rights.  The rights, powers and remedies conferred in this Section 28.4 and elsewhere in this Article 28 are cumulative and not exclusive of: (1) any and all other rights, powers and remedies conferred in this Agreement; (2) any and all rights, powers and remedies existing at law or in equity, and (3) any and all other rights, powers and remedies provided for in any other agreement between the Parties.

E.             Costs and Attorneys’ Fees. In the event any Party brings legal proceedings to enforce any financial obligation of a Party hereunder, the prevailing Party shall be entitled to recover all court costs, costs of collection and reasonable attorneys’ fees, which the liens and security interests provided for herein shall also secure.

ARTICLE 29
ANADARKO LANDS PROVISIONS

29.1        Anadarko E&P Company LP Lands Provision. The use of the surface of the lands committed by Anadarko E&P Company LP (“AE&P”) to the Unit Agreement and this Agreement (said lands being referred to herein as “AE&P Lands”) is and shall at all times be subject to the exceptions and reservations set forth in one or more Quitclaim Deeds dated as of April 1, 1971, from Union Pacific Railroad Company to Union Pacific Land Resources Corporation (now known as

Anadarko Land Corporation), covering any portion of the Unit Area and filed for record in the office of the County Clerk, Carbon County, Wyoming.

Among the exceptions and reservations set forth in the above-described documents are the rights of AE&P’s predecessors in interest and their successors and assigns to use such portions of the AE&P Lands as may not be required for the proper conduct of oil and gas operations hereunder for all purposes not inconsistent with such operations. Unit Operator shall conduct operations hereunder so as not to interfere unreasonably with such use; provided, nevertheless, that such other use of said lands shall not unreasonably interfere with operations hereunder.

A.            No Entry Without Consent. It is agreed that, without the prior written consent of the owner thereof, no entry shall be made upon any portion of any railroad right-of-way or station grounds and no oil or gas operations shall be conducted within two hundred feet (200’) of: (a) any railroad tracks or buildings upon such right-of-way or station grounds; or (b) any building upon any AE&P Lands.

B.            Title Information. Unless the requirement is waived by AE&P, no well shall be drilled with a surface location upon and no facilities shall be installed upon any AE&P Lands until the consents of the surface owners have been procured under written instruments reasonably satisfactory to AE&P. AE&P will endeavor to obtain such consents. Unit Operator, for the account of all Parties, shall make any payments for the use of said lands required by or provided for in such instruments and agreements; shall pay for all damage to surface owners’ lands, buildings and growing corps resulting from operations conducted under this Agreement; shall bury all pipelines below plow depth where they cross cultivated land; shall construct gates or, at Unit Operator’s option, install cattle guards where necessary for crossing fenced land in connection with operations conducted under this Agreemen; shall keep such gates or cattle guards in repair and all gates closed; and shall indemnify AE&P with respect to such obligations.

Notwithstanding any provisions of this Agreement to the contrary, at such time as the title materials listed in Section 17 are requested or required, AE&P shall furnish either an abstract of title or, at its option, copies of or abstracts of the instruments constituting its chain of title to its lands within a title examination area, together with its affidavit that it has examined the records and finds nothing affecting its title except as noted.  In furnishing such information, the requirements of Section 8 of the Unit Agreement shall be deemed fully complied with. No Party shall have the right to charge to AE&P the costs of an abstract of title on AE&P’s lands without the prior written consent of AE&P.

ARTICLE 30
DISPOSAL WELLS AND RELATED FACILITIES

30.1        General Matters. The Parties acknowledge and agree that the development and production of coalbed natural gas require a significant investment in facilities for de-watering the coalbed formations and disposing of water produced in de-watering operations. This Agreement authorizes the drilling of Disposal Wells and the construction of Disposal Facilities to support such de-watering operations. To provide maximum flexibility for the proper development and operation of the Unit Area, the drilling of Disposal Wells and the construction of Disposal Facilities may be proposed: (i) with or without the drilling of other wells or the construction of other facilities intended for production of unitized substances or de-watering operations; or (ii) inside or outside of a designated Drilling Block, Participating Area, Disposal Area, Sub-Area or the Unit Area (including Disposal Wells drilled to depths not otherwise covered by this Agreement or the Unit Agreement). The Parties contemplate that, as the Unit Area is developed, produced water shall be disposed of in the most efficient and environmentally sound manner reasonably possible, without regard to boundaries within the Unit Area. The Parties agree that the drilling of Disposal Wells, the construction of Disposal Facilities, and the allocation of and accounting for costs incurred in such operations shall be governed by the provisions contained in this Article 30.

30.2        Proposal and Drilling of Disposal Wells. Any Party desiring to drill a Disposal Well shall notify Unit Operator and each Party owning a Committed Working Interest within the Disposal Area previously designated or to be designated for such Disposal Well (as determined below) of such proposal.  The notification shall include a plat and description of the Disposal Area so designated and shall identify the surface location, projected depth, objective formation, and estimated costs to Drill the proposed Disposal Well.

A.            Drilling of Disposal Wells Concurrently with Exploratory Wells. If a Disposal Well is proposed in connection with a proposal to Drill one or more Exploratory Wells under Article 9 of this Agreement, such Disposal Well and the related Disposal Facilities shall be considered a part of such proposal to Drill the Exploratory Wells for all purposes, including the provisions of Article 12, if applicable; provided, however, that: (i) the costs incurred in Drilling the Disposal Well and constructing the related Disposal Facilities (collectively, the “Disposal Costs”) shall be separately accounted for under the terms of this Article 30, i.e., separately from all other Costs incurred in connection with such proposal; and (ii) no additional acreage shall be included in the Drilling Block based upon the location of the Disposal Well or related Disposal Facilities.

B.            Drilling of Disposal Wells within a Participating Area.

(1)           If a Disposal Well is proposed in connection with a proposal to Drill one or more Development Wells under Article 8 of this Agreement, such Disposal Well and the related Disposal Facilities shall be considered a part of such proposal to Drill the Development Wells for all purposes, except that the Disposal Costs relating to such Disposal Well and Disposal Facilities shall be separately accounted for under the terms of this Article 30.

(2)           If a Disposal Well is proposed to be Drilled within a Participating Area but not in connection with a proposal to Drill one or more Development Wells, such proposal shall be made and considered in accordance with the provisions for a proposal to Drill a Development Well under Article 8, shall require the Approval of the Parties within such Participating Area, and the Disposal Costs relating to such Disposal Well and Disposal Facilities shall be separately accounted for under the terms of this Article 30.

C.            Drilling of Independent Disposal Wells. If a Disposal Well is not proposed in connection with a proposal to Drill an Exploratory Well and is not proposed to be Drilled within a Participating Area because the Productivity

Requirements for establishment of a Participating Area in Section 9 of the Unit Agreement have not been met, then such proposal shall be made and considered in accordance with the provisions for a proposal to Drill a Development Well under Article 8; provided, however, such Disposal Well shall require the Approval of the Parties with Committed Working Interests in the Disposal Area on which such Disposal Well is proposed to be Drilled, as identified in the initial proposal. If the proposal is approved, the Disposal Well shall be Drilled and the related Disposal Facilities shall be constructed for the account of all Parties within the Disposal Area. The Disposal Costs relating to such Disposal Well and Disposal Facilities shall be borne by all such Parties on an Acreage Basis within such Disposal Area, and such costs shall be separately accounted for under the terms of this Article 30.

30.3        Establishment and Revision of Disposal Areas.

A.            Disposal Areas. In addition to the establishment of Drilling Blocks and Participating Areas under the terms of the Unit Agreement, the Parties have agreed to establish Disposal Areas associated with each area of the Unit Area that is reasonably proved to be productive of unitized substances (whether or not such production has met the Productivity Requirements for the establishment of a Participating Area) or useful for de-watering a coalbed formation. Each such area established by the Parties shall be considered a “Disposal Area” and shall include each 40-acre subdivision, or aliquot equivalent, any portion of which is cut by a circle with a one-quarter (¼) (1,320 feet) radius drawn around the location of any well completed as a well capable of producing unitized substances or as a de-watering well necessary for the production of unitized substances. Although not required hereunder, the Disposal Area may correspond to a Participating Area established for the same wells or, if no Participating Area has been established, to the Drilling Block(s) established for such wells pursuant to Section 9.2 of this Agreement.

B.            Initial Disposal Areas. The Parties have agreed to establish four initial Disposal Areas on the Effective Date of this Agreement. The initial Disposal Areas are identified in Exhibit 10 attached to this Agreement, which includes a plat depicting the lands within each Disposal Area, a list of Disposal Wells presently located within such Disposal Area, and the ownership of interests of the Parties within such Disposal Area on an Acreage Basis.

C.            New or Revised Disposal Areas. On or before March 31 of each year, Unit Operator may propose the establishment of a new Disposal Area or, if applicable, the revision of any existing Disposal Area, to include any well completed during the preceding calendar year (or any previous year, if such well was not previously included in a Disposal Area) as a well producing or capable of producing unitized substances or as a de-watering well necessary for the production of unitized substances. In the case of a new Disposal Area, the Disposal Area shall incorporate all such wells located in proximity to each other so that no more than 2,500 feet of distance exists between the location of one well capable of producing unitized substances or de-watering operations and the location of another well capable of either producing unitized substances or de-watering operations. In the case of a revision to an existing Disposal Area, the revised Disposal Area shall include all such wells that are either: (i) inside of the Disposal Area, and less than ¼ mile (1,320 feet)

from the outer boundary of such Disposal Area; or (ii) outside the boundaries of the Disposal Area, but only if one or more such wells are within 2,500 feet of the boundary of the Disposal Area or within 2,500 feet of any other well to be included in the revised Disposal Area. In either case, the Disposal Area shall encompass all contiguous lands reasonably proved to be productive of unitized substances (whether or not such production has met the Productivity Requirements for the establishment of a Participating Aarea) as of December 31 of the preceding calendar year, including each 40-acre subdivision, or aliquot equivalent, any portion of which is cut by a circle with a ¼-mile (1,320 feet) radius drawn around the location of any well completed as a well producing or capable of producing unitized substances or as a de-watering well necessary for the production of unitized substances as of December 31 of the preceding year; provided, that except for a Consolidated Disposal Area established under Section 30.3(E) below, no Disposal Area shall extend beyond the boundaries of the Sub-Area on which the earliest well Drilled in the Disposal Area was located, thereby limiting the size and configuration of any Disposal Area to the size and configuration of the applicable Sub-Area.

D.            Disposal Area Proposal — Notice and Response. Unit Operator shall initiate each proposal for the establishment or revision of a Disposal Area by submitting the proposal in writing to each Party owning an interest within the proposed Disposal Area. Each Party receiving such notice shall have 30 days after receipt to advise all other Parties whether it approves the establishment or revision of the Disposal Area proposed in the notice. If any Party fails to give such advice within such 30-day period, it shall be deemed to have approved the establishment or revision proposed in the notice. If, within 30 days after submission of such proposal, the proposal receives the Approval of the Parties within the proposed Disposal Area or no written objections are received, the proposal shall be retroactively effective as of January 1 of the calendar year in which the proposal was submitted. If any Party objects to the proposal to designate or revise any Disposal Area, such Party may submit written objections to the proposal to all other Parties within the 30-day period. To be considered a valid objection, the objection must state that the proposal includes lands that are not reasonably proved to be productive (or needs to include additional lands that are reasonably proved to be productive) of unitized substances or otherwise necessary for de-watering or other unit operations, and must provide such information that is reasonably necessary or required to support such a conclusion. If, despite valid objections, the proposal receives the Approval of the Parties within the proposed Disposal Area, then the proposal shall be considered retroactively effective as of January 1 of the year in which the proposal was submitted.

E.             Consolidated Disposal Areas. A different Disposal Area may be established for each separate area that is productive of unitized substances, and any two or more Disposal Areas previously established may be consolidated into one if the Disposal Facilities constructed within each separate Disposal Area are connected in a manner that permits the flow of produced water between such Disposal Areas regardless of whether the Disposal Areas are physically contiguous. In this event, Unit Operator shall propose the designation of a “Consolidated Disposal Area” to be effective on January 1 of the year following the year in which such separate Disposal Areas are actually consolidated.  Unlike a Participating Area, a Drilling Block or an unconsolidated Disposal Area, which are specifically limited to lands within the same

Sub-Area, a Consolidated Disposal Area may extend across the boundaries of a Sub-Area to include lands within two or more Sub-Areas. The proposal for a Consolidated Disposal Area shall be submitted and considered by the Parties in the same manner provided in the preceding Subsection D.

30.4        Ownership and Accounting for Disposal Areas; Adjustments.

A.            Prior to Establishment or Revision of Disposal Area. Prior to the establishment or revision of a Disposal Area as provided under Section 30.3 above, all Disposal Costs relating to Disposal Wells and Disposal Facilities shall be borne by the Parties in proportion to their respective participation in the Drilling and construction operations as governed by Section 30.2 above. The resulting Disposal Wells and Disposal Facilities shall be owned by the Parties in the same proportions.

B.            After Establishment or Revision of Disposal Area. All Disposal Wells and Disposal Facilities located on or relating to the initial Disposal Areas identified in Exhibit 10 shall be owned by the Parties as set forth in said exhibit. Upon establishment of a new Disposal Area pursuant to Section 30.3 above, all Disposal Wells and Disposal Facilities located on or relating to the Disposal Area shall be owned by the Parties owning Committed Working Interests in the Disposal Area on an Acreage Basis as of the effective date of the Disposal Area. Upon revision of a Disposal Area or establishment of a Consolidated Disposal Area pursuant to Section 30.3 above (except a Consolidated Disposal Area that includes lands in two or more Sub-Areas, which is addressed in Subsection D below), all Disposal Wells and Disposal Facilities located on or relating to the revised Disposal Area or the Consolidated Disposal Area shall be owned by the Parties owning Committed Working Interests in the revised Disposal Area or Consolidated Disposal Area on an Acreage Basis as of the effective date of the revision provided above.

C.            Adjustment of Costs and Interests. Whenever a Disposal Area is established, revised or consolidated pursuant to Section 30.3, an adjustment shall be made in accordance with this Article 30 as of the effective date of such new, revised or consolidated Disposal Area. The adjustment shall be made in a manner similar to the adjustment made for producing wells or de-watering wells and related property upon the establishment or enlargement of a Participating Area under Section 13.3 of this Agreement; provided, however, that for purposes of this Article 30: (i) the term “Usable Well”, as used in Article 13 means a Disposal Well located on or relating to a Disposal Area; (ii) the term “Tangible Property”, as used in Article 13, means any kind of tangible personal property (whether or not in or pertaining to a Disposal Well) serving or relating to a Disposal Area; (iii) the term “Resulting Area” as used in Article 13, shall be replaced with the term “Disposal Area”, as established, revised or consolidated under this Article 30, and (iv) the Effective Date of a Disposal Area shall be the date the establishment, revision or consolidation of the Disposal Area, as applicable, becomes effective under this Article 30.

D.            Adjustment for Certain Consolidated Disposal Areas. If the Parties have established a Consolidated Disposal Area that includes lands within two or more Sub-Areas, then two different adjustments shall be made on the effective date of such Consolidated Disposal Area and annually thereafter. The first adjustment shall reflect the change in ownership, if any, during the preceding calendar year, of interests within that portion of the Consolidated Disposal Area contributed by each separate Sub-Area, which shall be determined on an Acreage Basis as of December 31 of the preceding year. The second adjustment shall reflect the relative usage of the Disposal Wells and related Disposal Facilities during the preceding calendar year by and among the separate Sub-Areas contributing lands to the Consolidated Disposal Area. This second adjustment shall be made on a weighted average basis whereby the interest of each Sub-Area will be equal to: (i) the cumulative volume of produced water disposed of from all producing and de-watering wells located within such Sub-Area (but limited to those wells located within the Consolidated Disposal Area) during the preceding calendar year, divided by (ii) the total volume of produced water disposed of from all producing and de-watering wells located within the Consolidated Disposal Area during the preceding calendar year; and (iii) the result of such calculation shall be expressed as a percentage. This calculated percentage shall be multiplied by the adjusted costs of the Disposal Wells, which shall include the Tangible Value and Intangible Value of such Disposal Wells as determined under Article 13.  During the first year following the year in which separate Disposal Areas were physically connected and consolidated the volumes of produced water considered for purposes of calculating the relative usage of the Disposal Wells and related Disposal Facilities shall be limited to those volumes of produced water from each Sub-Area from the first day of the month following the month in which the physical connection was made until December 31 of the same year. Exhibit 11 contains a worksheet illustrating the application of this two-stage adjustment for the first two years after the consolidation of a Disposal Area and establishment of a Consolidated Disposal Area that includes lands within two or more Sub-Areas.

E.             Disposition and Settlement upon Termination. Upon termination of this Agreement and the Unit Agreement, all materials and equipment relating to Disposal Wells and Disposal Facilities shall be disposed of and accounted for in the same manner as other materials and equipment in the Unit Area; however, ownership of such materials and equipment shall be based on ownership thereof in the applicable Disposal Area for which such materials and equipment were obtained, held or used.

ARTICLE 31
MULTIPLE WELL PROPOSALS

31.1        Multiple Well Proposals The Parties acknowledge and agree that in the exploration, development and production of coalbed natural gas, it is often prudent to propose and Drill a group of wells, some of which may be for the initial or sole purpose of: (a) de-watering a coalbed formation to assist in the production of coalbed natural gas from other wells; (b) disposing of produced water, or (c) monitoring conditions in other wells. This Article 31 outlines the limitations for proposing multiple wells, the timing and scope of Drilling proposals (including single well proposals), and the limitations on the total number of wells that may be proposed and Drilled in the Unit Area during annual periods.

31.2        Proposal of Additional Wells; Limitations. Any Party entitled to propose the Drilling of a well under this Agreement may propose the Drilling of one or more such wells subject to the limitations set forth below.

A.            A proposal to Drill multiple wells shall include no more than twelve (12) wells and one (1) Disposal Well, for a total of thirteen (13) wells. No more than nine (9) proposals of thirteen (13) wells each may be under consideration at any one time. A proposal to Drill wells will be deemed finalized and no longer under consideration when the parties entitled to participate therein have made an election to participate pursuant to the appropriate provisions hereof; however, in the event any proposal to Drill wells includes fewer than thirteen (13) wells, then further proposals may be made until the total number of wells contained under a maximum of nine (9) then pending outstanding proposals (i.e., proposals awaiting elections to participate) totals 117 or 9 x 13. No proposal to Drill Exploratory Wells shall include Development Wells; no proposal to Drill Development Wells shall include Exploratory Wells; and no proposal shall include wells to be Drilled to different objective formations with the exception of Disposal Wells.

B.            Each multiple well proposal shall contain a contiguous group of wells (determined on the basis of the general spacing pattern then existing within the Unit Area or an exception thereto consistent with the current plan of development), with no more than 3,500 feet between each proposed well and at least one other well in such proposal, not including Disposal Wells. Notwithstanding the foregoing, a multiple well proposal may be broken up into two or more separate groupings of wells, provided that: (a) each of the wells contained in a grouping is located within 3,500 feet from at least one other well in the same grouping; and (b) each grouping contains at least one well located within 2,000 feet of the boundary of a common Participating Area. If a multiple well proposal includes a Disposal Well, the Disposal Well shall not be subject to the proximity requirements contained in this subsection (B).

C.            With respect to the twelve-month period commencing as of the effective date hereof, and every twelve-month period thereafter, no further wells shall be proposed after the Parties have Drilled or approved the Drilling of a total of 117 wells excluding wells commenced or approved for Drilling during the preceding twelve-month period.

31.3        Exceeding Limitations. The limitations set forth in this Article 31 may be exceeded with the written consent of all Parties entitled to participate in the Drilling of the excess or nonconforming wells. In no event shall the above limitations apply to prevent the drilling of any well that is: (a) necessary to prevent an oil and gas lease from expiring; (b) required to earn an interest under a formout agreement, option agreement or other agreement; (c) required to respond to a drilling demand or similar claim to enforce express or implied covenants under a lease, or (d) a Required Well under Article 10 or otherwise required to avoid violation of the regulations, requirements or orders of a governmental authority with jurisdiction in the matter.

ARTICLE 32
GENERAL AND OTHER PROVISIONS

32.1        Stranded Well Costs. The Parties acknowledge that the scheduling of annual drilling operations in the Unit Area requires significant advance planning and effort. In some instances, wells identified for potential drilling may be submitted for permitting to the Bureau of Land Management or other applicable federal or state agency, but drilling permits are denied or issued subject to conditions that make the proposed wells undesirable for drilling, in which case the proposed wells may never be formally proposed to the Parties under this Agreement. In the event Unit Operator incurs costs for planning and permitting wells for which permits are denied or issued subject to the type of conditions described above, Unit Operator shall be entitled to charge those costs to the joint account of the Parties owning Committed Working Interests in the Drilling Block or Participating Area in which the proposed wells would have been Drilled if the drilling permits had been granted or issued without such conditions. These costs shall include all costs reasonably incurred by Unit Operator in planning, staking and surveying the proposed wells, filing applications for permits to drill, regulatory compliance (including conducting of NEPA review, archaeological review and on-site meetings), and a reasonable allocation of overhead for Unit Operator’s employees and consultants consistent with Exhibit 1 attached to this Agreement.

32.2        Payment of Taxes Relating to Production Taken in Kind. At and during such time or times any Party is exercising the right to take in kind or separately dispose of its proportionate part of the Production, as set forth in Section 6.4 hereof, such Party shall pay or arrange for the payment of all production, severance, gathering, sales or similar taxes imposed upon such part of Production.

32.3        Failure to Take in Kind. At and during such time or times Unit Operator is selling any other Party’s proportionate part of the Production, as set forth in Section 6.5 hereof, Unit Operator shall pay or arrange for the payment of all production, severance, gathering, sales or similar taxes imposed upon such part of Production.

32.4        Operation of Wells After Elimination. Upon termination of the Unit Agreement or upon elimination of any lands from the Unit Agreement, if any well in which more than one Party is entitled to share in Production and owns an interest in the equipment under the terms of this Agreement is being operated and produced, then such well, upon being eliminated from the terms of the Unit Agreement, shall continue to be operated under the terms of this Agreement so far as applicable, without change in the ownership of the equipment and the Production therefrom until the Parties relinquish such interest or the well is plugged and abandoned and settlement has been made for all Production and equipment. This Section shall apply only to depths from the surface down through the producing formation of such wells and the spacing units around such wells, or, in the absence of any established spacing rule or order, to the quarter section upon which the applicable well is located.

32.5        Confidentiality. All information, data and interpretations resulting from the activities under this Agreement shall be held and maintained as confidential during the term of this Agreement.  Any Party may disclose required information without permission of the other Parties to an Affiliate, to a surviving company in case of a merger, to consultants, or to other Parties or third parties with whom a commercial transaction is contemplated within the Unit Area.  Disclosure of information shall be conditioned upon any person receiving such information agreeing in writing to keep all information strictly confidential and agreeing to be bound by the terms of this Section 32.5.

No Party shall distribute any information concerning this Agreement or operations to third parties, the press or other media, without the written consent of the other Parties. Such consent shall not be unreasonably withheld.  A Party may disclose information that a Party is required to disclose or release as a publicly held or traded company, or which may be necessary to obtain third party support or participation, or which may be required by a lawful order from any federal or state agency. Disclosures of information to obtain third party support or participation shall be conditioned upon any person receiving information agreeing in writing to keep all information strictly confidential and agreeing to be bound by the terms of this Section 32.5. Nothing contained in this Section shall preclude any Party from making such disclosures as may be required by any federal or state law or regulation. THIS SECTION 32.5 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT FOR A PERIOD OF TWO (2) YEARS FOLLOWING THE DATE OF SUCH TERMINATION.

32.6        Preferential Right to Purchase. Should any Party desire to sell all or any part of its interests under this Agreement, or its rights and interests in the Unit Area, it shall promptly give written notice to the other Parties, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the offer.  The other Parties shall then have an optional right, for a period of thirty (30) days after the notice is delivered, to purchase for the stated consideration on the same terms and conditions the interest which the other Party proposes to sell; and, if this optional right is exercised, the purchasing Parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing Parties.  However, there shall be no preferential right to purchase in those cases where any Party wishes:  (1) to mortgage its interests; (2) to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests; (3) to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its oil and gas assets to any party; or (4) to transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such Party owns a majority of the stock.

32.7        Notices. Unless otherwise specifically provided for herein, all notices authorized or required between the Parties by any of the provisions of this Agreement, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to the Parties at the addresses set forth under or opposite their signatures hereto. The originating notice given under any provision hereof shall be deemed delivered only when received by the Party to whom the notice is directed, and the time for such Party to deliver any notice in response thereto shall begin to run from the date the originating notice is received. “Receipt”, for purposes of this Agreement, with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the Party to be notified in accordance with this Agreement, or to the telecopy, facsimile or telex machine of such Party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile or when personally delivered to the Party to be notified. Each Party shall have the right to change its address at any time by giving written notice thereof to all other Parties. Whenever a rig is on location, every notice and every response shall be given orally, whether by telephone or in person. All oral notices permitted by this Agreement shall be confirmed immediately thereafter by written notice. If a Party is not available to receive notice orally, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

32.8        Counterparts. This Agreement may be executed in counterparts, and all counterparts taken together shall be deemed to constitute one and the same instrument.

32.9        Ratification. This Agreement may be by the execution and delivery of a good and sufficient instrument of ratification, adopting and entering into this Agreement. A ratification shall have the same effect as if the Party executing it had executed this Agreement or a counterpart hereof.

32.10      Effect of Signature. When this Agreement is executed by two or more Parties, execution by each shall be deemed consideration for execution by the other(s), and each Party previously or thereafter executing this Agreement shall thereupon become and remain bound hereby until the termination of this Agreement. If, however, the Unit Agreement does not become effective within 12 months from and after the date of this Agreement, then, at the expiration of such period, this Agreement shall terminate.

32.11      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all Parties signing the same, their heirs, devisees, personal representatives, successors, and assigns, and their successors in interest, whether or not it is signed by all the Parties listed below. The terms hereof shall constitute covenants running with the lands and the Committed Working Interests of the Parties.

32.12      Headings. The Table of Contents and the headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

32.13      References. All references in this Agreement to Exhibits, Articles, Sections, Subsections, and Subdivisions refer to the Exhibits, Articles, Sections, Subsections, and Subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision unless expressly so limited. The phrases “this Article,” “this Section,” “this Subsection,” “this Subdivision,” and similar phrases refer only to the Articles, Sections, Subsections, or Subdivisions hereof in which the phrase occurs. The word “or” is not exclusive. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender. Words in the singular form shall be construed to include the plural, and words in the plural form shall be construed to include the singular, unless the context otherwise requires.

32.14      Right of Appeal Not Waived. Nothing contained in this Agreement shall be deemed to constitute a waiver by any Party of any right it would otherwise have to contest the validity of any law, order or regulation of any governmental authority (whether Federal, State, or local) relating to or affecting the conduct of operations within the Unit Area or to appeal from any such order.

32.15      Subsequent Joinder. Prior to the commencement of actual Drilling operations for the Pilot Well(s) under the Unit Agreement, all owners of working interests in the Unit Area that have joined the Unit Agreement shall be required to execute or ratify this Agreement. After commencement of operations under the Unit Agreement, any working interest in land within the Unit Area that is not then committed hereto may be thereafter committed to this Agreement and to the Unit Agreement upon such reasonable terms and conditions as may receive the Approval of the Parties.

32.16      Force Majeure. If any Party is rendered unable, in whole or in part, by force majeure to carry out its obligations under this Agreement, other than the obligations to indemnify or make monetary payments or furnish security, that Party shall give to all other Parties prompt written notice of the force majeure with reasonably full details concerning the same. Thereafter, the obligations of the Party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term “force majeure,” as used herein, shall mean an act of God, strike, lockout or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension. The affected Party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labor difficulty by the Party involved contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the Party concerned.

32.17      Conflicts. In the event a conflict arises between this Agreement and any exhibit attached hereto or referred to herein, then the text of this Agreement shall control. In the event a conflict arises between the Unit Agreement and this Agreement or any exhibit attached hereto, then the text of the Unit Agreement shall control.

32.18      Entire Agreement, Amendments. This Agreement and the exhibits referred to herein and attached hereto contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior agreements and understandings between or among the Parties.  This Agreement, except as may be specifically provided for elsewhere herein, may be supplemented, altered, amended, modified or revoked only by a written instrument executed by 90% of the Parties hereto.

32.19      Severability and Partial Invalidity. Whenever possible, each term, condition and provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law. In case any one or more of the terms, conditions or provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of the terms, conditions and provisions hereof, unless such a construction would be unreasonable; and this Agreement will be enforced to the fullest extent without the invalid, illegal or unenforceable provision.

32.20      Governing Law. This Agreement, including all exhibits and other agreements attached hereto or referred to herein, as well as any disputes hereunder or thereunder, shall be governed by and construed in accordance with the internal laws of the state of Wyoming without giving effect to any choice or conflict of law provision or rule (whether of the state of Wyoming or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the state of Wyoming.

32.21      Effective Date and Term. This Agreement shall become effective upon the effective date of the Unit Agreement, shall continue in effect during the term of the Unit Agreement, and, except as set forth in Paragraph C of Section 6.2, shall terminate concurrently therewith. Termination of this Agreement shall not relieve any Party of its obligations then accrued or accruing hereunder. Notwithstanding the termination of this Agreement, the provisions hereof relating to the charging and payment of Costs and the disposition of materials and equipment shall continue in force until all materials and equipment owned by the Parties have been disposed of and a final accounting between Unit Operator and the Parties has been made. Termination of this Agreement shall automatically terminate all rights and interests acquired by virtue of this Agreement in lands within the Unit Area, except transfers of Committed Working Interests that have been evidenced by formal written instruments of transfer.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the day and year first above written.

OPERATOR AND WORKING INTEREST OWNER:

ANADARKO E&P COMPANY LP

		By:	/s/ Michael A. Nixson
Michael A. Nixson
Agent and Attorney-in-Fact

Address:	Director, Land	Date of Execution:	2-23-2011
US Land, Western States Development.
Anadarko Petroleum Corporation
1099 Eighteenth Street, Suite 1200
Denver, CO 80202

Tel:	720-929-6009
Fax:	720-929-7009

Unit Operating Agreement Signature Page

Spyglass Hill (CBNG) Unit Area

Carbon County, Wyoming